UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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EXIDE TECHNOLOGIES

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 22, 2007

To our Shareholders:

The 2007 annual meeting of shareholders of Exide Technologies will be held at the Hilton Garden Inn Atlanta North/Alpharetta at 4025 Windward Plaza Drive, Alpharetta, Georgia 30005, on Wednesday, August 22, 2007, beginning at 9:00 a.m. local time. At the meeting, the holders of our outstanding common stock will act on the following matters:

(1) The election of nine directors;

(2) A proposal to amend our Certificate of Incorporation to increase our authorized shares of common stock from 100,000,000 to 200,000,000 and the aggregate number of shares of capital stock from 101,000,000 to 201,000,000;

(3) A proposal to ratify the appointment of our independent auditors for fiscal 2008; and

(4) Any other matters that properly come before the meeting.

All holders of record of shares of our common stock (NASDAQ: XIDE) at the close of business on June 28, 2007 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

The enclosed proxy statement describes the proposals set forth above in more detail. We urge you to read the proxy statement carefully before you decide how to vote.

You are cordially invited to attend the meeting. Please note that space limitations make it necessary to limit attendance to shareholders and one guest. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., and seating will begin at 8:30 a.m. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors,

Gordon A. Ulsh	Brad S. Kalter
President and Chief Executive Officer	Deputy General Counsel and Corporate Secretary

July 16, 2007

YOUR VOTE IS IMPORTANT

If you are unable to attend the meeting in person, you may vote on the proposals by proxy. To do so, please complete, date, sign and return the enclosed proxy card. We have enclosed a prepaid envelope to expedite the return of your proxy card. You may also vote by telephone or over the Internet as noted in the proxy card instructions. If you have voted by telephone, Internet or mail and later decide to attend and vote at the meeting, you may do so.

13000 DEERFIELD PARKWAY
BUILDING 200
ALPHARETTA, GEORGIA 30004

PROXY STATEMENT, DATED JULY 16, 2007

The Board of Directors of Exide Technologies is soliciting proxies from its shareholders to be used at the annual meeting of shareholders to be held on Wednesday, August 22, 2007, beginning at 9:00 a.m., at the Hilton Garden Inn Atlanta North/ Alpharetta at 4025 Windward Plaza Drive, Alpharetta, Georgia 30005, and at any postponements or adjournments thereof. This proxy statement contains information related to the annual meeting. This proxy statement, a proxy card and our Annual Report on Form 10-K for the fiscal year ended March 31, 2007 are being mailed to shareholders on or about July 16, 2007. The fiscal year ended March 31, 2007 is referred to as “fiscal 2007” in this proxy statement. Unless the context indicates otherwise, the “Company,” “Exide,” “we” or “us” refers to Exide Technologies and its subsidiaries.

QUESTIONS AND ANSWERS RELATING TO THE ANNUAL MEETING

Why did I receive these materials?

Shareholders as of the close of business on June 28, 2007, which is referred to as the “Record Date,” are entitled to vote at our annual meeting of shareholders, which will be held on August 22, 2007. As a shareholder, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement. We are required by law to distribute these proxy materials to all shareholders as of the Record Date. This proxy statement provides notice of the annual meeting of shareholders, describes the proposals presented for shareholder action and includes information required to be disclosed to shareholders. The accompanying proxy card enables shareholders to vote on the matters without having to attend the annual meeting in person.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on the Record Date are entitled to receive notice of, and to participate in, the annual meeting. If you were a shareholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How many votes do I have?

You will be entitled to one vote for each outstanding share of our common stock you own as of the Record Date. As of the Record Date, there were 61,210,421 shares of our common stock outstanding and eligible to vote.

Who can attend the meeting?

Subject to space availability, all shareholders as of the Record Date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., and seating will begin at 8:30 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the meeting.

Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card or, if you vote by telephone or Internet, indicating your plans when prompted.

How many shares must be present or represented to conduct business at the annual meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, permitting the conduct of business at the meeting. As of the Record Date, 61,210,421 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 30,605,211 votes will be required to establish a quorum.

Proxies received but marked as abstentions, votes withheld and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

How can I vote my shares in person at the annual meeting?

Shares held in your name as the shareholder of record may be voted by you in person at the annual meeting. Shares held by you beneficially in “street name” through a broker, bank or other nominee may be voted by you in person at the annual meeting only if you obtain a legal proxy from the broker, bank or other nominee that holds your shares giving you the right to vote the shares.

How can I vote my shares without attending the annual meeting?

Whether you hold shares directly as the shareholder of record or beneficially in “street name,” you may direct how your shares are voted without attending the annual meeting. If you are a shareholder of record (that is, if your shares are registered directly in your name with our transfer agent), you must complete and properly sign and date the accompanying proxy card and return it to us and it will be voted as you direct. A pre-addressed envelope is included for your use. If you are a shareholder of record and attend the meeting, you may deliver your completed proxy card in person. If you hold shares beneficially in “street name,” you may vote by submitting voting instructions to your broker, bank or other nominee.

Can I vote by telephone or electronically?

If you are a shareholder of record, you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card. If your shares are held in “street name,” please check your proxy card or contact your broker, bank or other nominee to determine whether you will be able to vote by telephone or electronically. The deadline for voting by telephone or electronically is 11:59 p.m., Eastern Standard Time, on August 21, 2007.

Can I change my vote after I return my proxy card?

Yes. If you are a shareholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing with our Corporate Secretary a notice of revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

Who counts the votes?

Votes will be counted and certified by the Inspectors of Election, who are employees of American Stock Transfer & Trust Company (“AST”), our transfer agent. If you are a shareholder of record, your signed proxy card is returned directly to AST for tabulation. If you hold your shares in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will return one proxy card to AST on behalf of its clients.

What are the Board of Directors’ recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board of Directors’ recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board of Directors recommends a vote FOR each of the proposals.

Will shareholders be asked to vote on any other matters?

To our knowledge and the knowledge of management, shareholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons named as proxies for shareholders will vote on those matters in the manner they consider appropriate.

What vote is required to approve each item?

Election of Directors.  The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors (Proposal 1). A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Amendment to Certificate of Incorporation.  The affirmative vote of the holders of outstanding shares representing at least a majority of the voting power of all of the shares of our common stock issued and outstanding on the Record Date is required to amend our Certificate of Incorporation to increase the number of authorized shares of common stock (Proposal 2).

Ratification of Appointment of Independent Auditors.  For the ratification of the appointment of our independent auditors for fiscal 2008 (Proposal 3), the affirmative vote of the holders of a majority of the votes cast in person or represented by proxy, and entitled to vote on the item will be required for approval.

A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

How are votes counted?

In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. You may not cumulate your votes for the election of directors.

For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items.

If you hold your shares in “street name” through a broker, bank or other nominee rather than directly in your own name, then your broker, bank or other nominee is considered the shareholder of record, and you are considered the beneficial owner of your shares. We have supplied copies of our proxy statement of shareholders to the broker, bank or other nominee holding your shares of record, and they have the responsibility to send it to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares at the annual meeting. The broker, bank or other nominee that is the shareholder of record for your shares is obligated to provide you with a voting instruction card for you to use for this purpose. If you hold your shares in a brokerage account but you fail to return your voting instruction card to your broker, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered present and entitled to vote on that proposal. If a quorum is present at the annual meeting, the persons receiving the greatest number of votes will be elected to serve as directors. As a result, broker non-votes will not affect the outcome of the voting on the election of directors (Proposal 1). The approval of the ratification of the appointment of our independent auditors (Proposal 3) requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved. However, broker non-votes will have the same effect as a vote against the proposal to amend our Certificate of Incorporation to increase the number of authorized shares of common stock (Proposal 2) because this proposal must be approved by a majority of the voting power of all of the shares of our common stock issued and outstanding on the Record Date, regardless of whether all of such shares are present and entitled to vote at the meeting. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

If you are a beneficial owner and your broker, bank or other nominee holds your shares in its name, it is permitted to vote your shares on the election of directors (Proposal 1), the amendment to our Certificate of Incorporation (Proposal 2) and the ratification of the appointment of our independent auditors (Proposal 3), even if the broker, bank or other nominee does not receive voting instructions from you.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

We intend to announce the preliminary voting results at the annual meeting and publish the final results in our quarterly report on Form 10-Q for the quarter ending September 30, 2007.

PROPOSALS SUBMITTED FOR SHAREHOLDER VOTE

PROPOSAL 1 — ELECTION OF DIRECTORS

Each of the directors below will be a nominee for election to serve a one-year term set to expire at the annual meeting in 2008 and until their successors are duly elected and qualified. Our Board of Directors expects that all of the nominees will be able and willing to serve as directors. If any nominee is not available to serve as a director at the time of the annual meeting, the persons named on the proxy will vote for another candidate nominated by our Board of Directors, or our Board of Directors may reduce the number of directors. Our Board of Directors has determined that each of the director nominees below, except Gordon A. Ulsh, is an “independent director” as defined in the listing standards of the Nasdaq Global Market, as currently in effect. The Board determined that Mr. Lash’s employment with Tontine Associates, LLC, did not impair his independence under the NASDAQ Marketplace Rules.

Each of the nominees named below is currently a member of our Board of Directors. Biographical information about each director nominee, as of July 16, 2007, appears below.

Director Nominees

Herbert F. Aspbury
Director since 2006

Mr. Aspbury, 62, is an investor and advisor at Private Client Resources LLC, a privately held company founded in 2001, which provides consolidated financial information for high wealth investment managers and their clients. Since 2002, Mr. Aspbury has also served as an Adjunct Professor at the Fisher Graduate School of International Business of the Monterrey Institute of International Studies and is a guest lecturer in Cornell University’s Joint MBA program with Queens University of Canada. Mr. Aspbury retired from Chase Manhattan Bank in 2000 where he served in a number of capacities, most recently as the London-based Managing Director and Regional Executive for Europe, Africa and the Middle East. Mr. Aspbury was a member of Chase Manhattan Corporation’s Management Committee. Mr. Aspbury also served in a number of capacities with Chemical Bank until its merger with Chase Manhattan. Mr. Aspbury serves as Vice Chairman of the Board of Trustees of Villanova University and is the Chair of its Audit & Finance Committee, as well as Chairman of the Royal Oak Foundation, the U.S. arm of Britain’s National Trust. Mr. Aspbury is the Chairman of the Finance Committee and a member of the Audit Committee.

Michael R. D’Appolonia
Director since 2004

Mr. D’Appolonia, 58, currently serves as President and Chief Executive Officer of Kinetic Systems, Inc., a global provider of process and mechanical solutions to the electronics and biopharmaceutical industries and a currently non-active member and former President of Nightingale & Associates, LLC, a global management consulting firm providing financial and operational restructuring services to both publicly and privately held middle-market companies. In his consulting capacity, Mr. D’Appolonia served as the President of Reorganized Cone Mills Corporation and from October 2003 to May 2005 served as Chief Restructuring Officer of Cone Mills Corporation. From September 2002 to October 2003, Mr. D’Appolonia served as President and Director of Moll Industries, Inc. Previously Mr. D’Appolonia served as President and Chief Executive Officer of McCulloch Corporation, Ametech, Inc., Halston Borghese, Inc. and Simmons Upholstered Furniture Inc. Mr. D’Appolonia is a member of the Board of Directors of The Washington Group International, Inc. and Kinetic Systems Inc. Mr. D’Appolonia is Chairman of the Compensation Committee.

David S. Ferguson
Director since 2005

Mr. Ferguson, 62, is the principal of DS Ferguson Enterprises, LLC, a retail consulting business. From September 2000 through July 2003, Mr. Ferguson served as President and Chief Executive Officer of Wal*Mart Europe. Prior to that, he was President and Chief Executive Officer of Wal*Mart Canada from February 1996 to September 2000. Mr. Ferguson was President and Chief Operating Officer as well as a director of Stuarts Department Stores from August 1994 through October 1995. Mr. Ferguson is the Vice Chairman of N.S.B., a U.K. software and services company, and is a member of the Board of Directors of Sobeys Inc., a Canadian grocery chain and is a member of the Dean’s Advisory Board of the Business School at Morehouse College. Mr. Ferguson is currently on the Board of Advisors of Miller Zell, Inc. Mr. Ferguson is a member of the Compensation and Nominating and Corporate Governance Committees.

Paul W. Jennings
Director since 2006

Mr. Jennings, 50, is President and Chief Executive Officer of Innospec Inc., an international specialty chemicals company headquartered in England. From November 2002 through his appointment as CEO, Mr. Jennings served as Innospec’s Executive Vice President and Chief Financial Officer. Mr. Jennings previously served as CFO of Griffin LLC, a joint venture between Griffin Corporation and Dupont, and from 1986 to 1999 held the positions of CFO and Vice President of Finance for various divisions and regions of Courtaulds plc, working in the United States, Europe and Singapore. Mr. Jennings is a member of the Nominating and Corporate Governance Committee.

Joseph V. Lash
Director since 2007

Mr. Lash, 44, has been employed by Tontine Associates, LLC, a Greenwich, Connecticut-based investment firm, since July 2005. Tontine Associates, LLC is an affiliate of Jeffrey L. Gendell, the beneficial owner of 28.1% of our common stock as described in a Form 3 filed by Mr. Gendell on September 20, 2006. Prior to that, Mr. Lash was a Senior Managing Director of Conway, Del Genio, Gries & Co., LLC, a financial advisory firm from April 2002 to July 2005. From June 1998 to April 2001, Mr. Lash was a Managing Director of JP Morgan Chase & Co., a financial services firm. Mr. Lash also serves as a director of Integrated Electrical Services, Inc., an electrical contracting services provider, and Neenah Foundry Company, a metals casting manufacturer. Mr. Lash is a member of the Finance Committee.

John P. Reilly
Director since 2004

Mr. Reilly, 63, is the retired Chairman, President and Chief Executive Officer of Figgie International. Mr. Reilly has more than thirty years of experience in the automotive industry, where he has served as President and CEO of a number of automotive suppliers, including Stant Corporation and Tenneco Automotive. He has also held leadership positions at the former Chrysler Corporation and Navistar, and has served as President of Brunswick Corporation. Mr. Reilly is currently on the Board of Directors of Material Sciences Corporation, Marshfield Door Systems, Inc. and Timken Company. Mr. Reilly serves as Chairman of the Board of Directors and a member of the Compensation Committee.

Michael P. Ressner
Director since 2004

Mr. Ressner, 58, is a retired Nortel Networks executive who, between 1981 and 2003, served in a number of senior financial and operational management positions. Mr. Ressner was an Adjunct Professor of Applied Financial Management at North Carolina State University between 2002 and 2004. He has been an adviser within the College of Management at North Carolina State University since 2004. Mr. Ressner currently serves as a member of the Board of Directors for the following companies: Arsenal Digital Solutions, Entrust, Inc., Magellan Health Services, Inc. and Tekelec, Inc. Mr. Ressner is Chairman of the Audit Committee and a member of the Finance Committee.

Gordon A. Ulsh
Director since 2005

Mr. Ulsh, 61, is our President and Chief Executive Officer. Mr. Ulsh was appointed to his current position in April 2005. From 2001 until March 2005, Mr. Ulsh was Chairman, President and Chief Executive Officer of FleetPride Inc., the nation’s largest independent aftermarket distributor of heavy-duty truck parts. Prior to joining FleetPride in 2001, Mr. Ulsh worked with Ripplewood Equity Partners, providing analysis of automotive industry segments for investment opportunities. Earlier, he served as President and Chief Operating Officer of Federal-Mogul Corporation in 1999 and as head of its Worldwide Aftermarket Division in 1998. Prior to Federal-Mogul, he held a number of leadership positions with Cooper Industries, Inc., including Executive Vice President of its automotive products segment. Mr. Ulsh joined Cooper’s Wagner Lighting business unit in 1984 as Vice President of Operations, following 16 years in manufacturing and engineering management at Ford Motor Company. Mr. Ulsh currently serves as a member of the Board of Directors of OM Group, Inc.

Carroll R. Wetzel
Director since 2005

Mr. Wetzel, 64, most recently served as Chairman of the Board of Directors of Safety Components International, Inc., a supplier of automotive airbag fabric and cushions and technical fabrics from 2000 to 2005. From 1988 to 1995, Mr. Wetzel served as co-head of the Merger and Acquisition Group at the Chase Manhattan Bank and its predecessor institutions. Previously he held positions at Dillon Read & Co., Inc. and Smith Barney, and served as Vice Chairman and lead director at Arch Wireless from 2001 through 2002. Mr. Wetzel currently serves as a member of the Board of Directors of Laidlaw International, Inc. Mr. Wetzel is Chairman of the Nominating and Corporate Governance Committee and a member of the Audit and Finance Committees.

The Board of Directors recommends that the shareholders vote FOR the election of each of the director nominees named above.

PROPOSAL 2 —	A PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION TO INCREASE OUR AUTHORIZED SHARES OF COMMON STOCK FROM 100,000,000 TO 200,000,000 AND THE AGGREGATE NUMBER OF SHARES OF CAPITAL STOCK FROM 101,000,100 TO 201,000,000

The Board of Directors has approved and recommended, subject to shareholder approval, an amendment to our Certificate of Incorporation that would increase the number of shares of common stock from 100,000,000 shares to 200,000,000 shares and to make a corresponding change in the aggregate number of shares of all classes of stock which we have authority to issue to 201,000,000. The Board of Directors has directed that this proposed amendment be submitted for approval to stockholders at the annual meeting. If approved by our shareholders, the increase in authorized common stock (and the corresponding increase in the aggregate number of shares of all classes of stock) would become effective as soon as reasonably practicable after the annual meeting by filing a certificate of amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware.

If the amendment is approved, the text of Section 1 of Article IV of the Certificate of Incorporation would read in its entirety as follows:

     The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 201,000,000 shares, of which 200,000,000 shares shall be Common Stock of the par value of $0.01 per share (hereinafter called “Common Stock”) and 1,000,000 shares shall be Preferred Stock of the par value of $0.01 per share (hereinafter called “Preferred Stock”).

Our current authorized common stock is 100,000,000 shares. As of the Record Date, there were 61,210,421 shares of common stock issued and outstanding, 6,621,165 warrants issued and issuable pursuant to our 2004 plan of reorganization covering 6,621,165 shares of common stock, 6,057,677 shares of common stock reserved for issuance under our 2004 Stock Incentive Plan for directors, employees and consultants and 3,584,229 shares of common stock reserved for issuance upon the conversion of the convertible notes. Based on the number of outstanding and reserved shares of common stock described above, we currently have approximately 22,526,508 shares of common stock remaining available for issuance. In addition, we are required to issue shares of common stock under our 2004 plan of reorganization to holders of disputed prepetition unsecured claims as such claims are resolved and may be required to issue additional shares to holders of prepetition secured claims if our reserve for unsecured claims is exceeded.

If approved by our shareholders, the additional shares of common stock authorized would be available for issuances for any proper corporate purpose from time to time as determined by our Board of Directors without further approval of the shareholders, except as otherwise required by law or the rules of any national securities exchange in which our shares of common stock are listed. For example, we may issue shares of common stock in public or private offerings for cash, for use in our operations, for use as equity incentives to employees and officers and for use as consideration in acquiring other companies or assets with stock. Our Board of Directors also believes the amendment to our Certificate of Incorporation will enhance our flexibility in managing our capitalization, raising capital and structuring appropriate equity compensation. Our Board of Directors determines whether, when and on what terms to issue shares of common stock and preferred stock, including the additional shares proposed to be authorized.

Our Board of Directors is seeking approval for additional authorized common stock at this time because opportunities requiring prompt action may arise in the future and our Board of Directors believes the delay and expense in seeking shareholder approval for additional authorized common stock could deprive us and our shareholders of the ability to benefit effectively from opportunities and/or cause the loss of attractive acquisitions or financing arrangements.

The additional shares of common stock to be authorized will have rights identical to the currently outstanding common stock. The proposed amendment will not affect the par value of the common stock, which will remain at $0.01 per share. Under our Certificate of Incorporation, our shareholders do not have preemptive rights to subscribe to additional securities which may be issued by us. This means that current shareholders do not have a prior right to purchase any new issue of our capital stock in order to maintain their proportionate ownership of common stock. Under Delaware law, shareholders will not have any dissenters’ or approval rights in connection with the proposed amendment.

If we issue additional shares of common stock or other securities convertible into common stock in the future, it could dilute the voting rights of existing holders of common stock and could also dilute earnings per share and book value per share. In addition, such issuances could trigger the anti-dilution provisions under our convertible notes or existing warrants.

This proposal to increase the authorized number of shares of common stock has been prompted by business and financial considerations. We are not currently aware of any attempt to acquire or take-over the Company and this proposal is not being presented with the intent that it be used as a type of anti-takeover device or to secure management’s positions within the Company. However, we could use the additional shares of common stock to oppose a hostile takeover attempt or delay or prevent changes in control or management.

Required Vote

The affirmative vote of the holders of outstanding shares representing at least a majority of the voting power of all of the shares of our common stock issued and outstanding on the Record Date will be required to approve Proposal 2.

The Board of Directors recommends a vote FOR the proposal to amend our Certificate of Incorporation.

PROPOSAL 3 —	A PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL 2008

The Audit Committee selects our independent auditors. This proposal is put before the shareholders because, though the shareholder vote is not binding on the Audit Committee, the Board of Directors believes that it is good corporate practice to seek shareholder ratification of the Audit Committee’s appointment of the independent auditors. If the appointment of PricewaterhouseCoopers LLP (“PwC”) is not ratified, the Audit Committee will evaluate the basis for the shareholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to shareholders. Even if the appointment of PwC is ratified, the Audit

Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year.

Representatives of PwC are expected to attend the 2007 annual meeting and to respond to appropriate questions from shareholders present at the meeting and will have an opportunity to make a statement if they desire to do so.

Fees of Independent Public Accountants for Fiscal 2007 and 2006

The following table presents fees for professional services rendered by PwC for the audit of our annual financial statements and internal control over financial reporting for fiscal 2006 and fiscal 2007, together with any fees for audit-related services and tax services rendered by PwC for fiscal 2007 and fiscal 2006.

	Fiscal 2007	Fiscal 2006
(1) Audit fees(a)	$8,975,193	$7,946,183
(2) Audit-related fees(b)	24,200	362,128
(3) Tax fees(c)	109,130	—
(4) All other fees(d)	34,600	—

(a)	Fees for professional services performed by PwC for the audit of our annual financial statements and review of financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory regulatory filings or engagements. Fees for fiscal 2007 and fiscal 2006 also included $1,995,313 and $2,964,459 for the audit of our internal control over financial reporting, respectively. Note that $1,218,571 of fees reflected in the fiscal 2007 amount above relate to fees for fiscal 2006, primarily due to supplemental billings and the audit of Exide Global Holdings Netherlands CV and Subsidiaries.

(b)	Fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of our financial statements, including employee benefit plan or subsidiary pension audits.

(c)	Fees for professional services performed by PwC with respect to compliance and tax consulting.

(d)	Fees in fiscal 2007 related to an attestation engagement for environmental statutory requirements and assistance with conversion to the International Financial Reporting Standards for two of our non-U.S. subsidiaries.

All audit, audit-related and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s charter provides that individual engagements must be separately approved. The policy also requires specific approval by the Audit Committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Pursuant to the Audit Committee charter, the Audit Committee must approve all audit engagement fees and other significant compensation to be paid to the independent auditor and the terms of such engagement. Additionally, the Audit Committee must pre-approve any non-audit services to be provided to our company by the independent auditor. Based on the fees disclosed above, approximately 25.1% of PwC’s fees approved by the Audit Committee related to audit of our internal control over financial reporting for the fiscal year ended March 31, 2007.

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal 2008.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the 2007 annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holders.

GOVERNANCE OF THE COMPANY

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe is essential to running our business efficiently, serving our shareholders well and maintaining our integrity in the marketplace. We have adopted a Code of Ethics and Business Conduct for directors, officers (including the principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions) and all of our employees. We have also adopted Corporate Governance Guidelines, which, in conjunction with our Certificate of Incorporation, Bylaws and committee charters, form the framework for our governance. Our Corporate Governance Guidelines and Code of Ethics and Business Conduct are available on the Investor Relations page of our website http://www.exide.com. We will post on this website any amendments to the Code or waivers of the Code for directors and executive officers and will disclose waivers of the Code in a Current Report on Form 8-K. Shareholders may request free printed copies of the Code of Ethics and Business Conduct from:

Exide Technologies
13000 Deerfield Parkway
Building 200
Alpharetta, Georgia 30004
Attn: Corporate Secretary

Board of Directors Committees and Meetings

The members of the Board of Directors on the date of this proxy statement, and the committees of the Board of Directors on which they currently serve, are identified below.

Nominating
and Corporate
	Compensation	Audit	Governance	Finance
Director	Committee	Committee	Committee	Committee

Herbert F. Aspbury		Member		Chair
Michael R. D’Appolonia	Chair
David S. Ferguson	Member		Member
Paul W. Jennings			Member
Joseph V. Lash				Member
John P. Reilly, Chairman	Member
Michael P. Ressner		Chair		Member
Gordon A. Ulsh
Carroll R. Wetzel		Member	Chair	Member

The Board of Directors met 11 times during fiscal 2007. Each director attended at least 75% of all meetings of the Board of Directors and committees on which he served. Under our Corporate Governance Guidelines, each director is expected to attend Board of Directors meetings on a regular basis. Board members are encouraged, but not required, to attend the annual meeting of shareholders. All Board members attended the 2006 Annual Meeting

The Board of Directors has Audit, Nominating and Corporate Governance, Compensation and Finance Committees. Each of the committees operates under a written charter adopted by the Board of Directors. All of the committee charters are available on the Investor Relations page of our website at http://ir.exide.com/committee.cfm. A free printed copy of each of these charters are available to any shareholder who requests it from the address listed under the heading “Governance of the Company.”

The Company has entered into indemnity agreements with each of its directors and executive officers that provide for defense and indemnification against any judgment or costs assessed against them in the course of their service to us, as well as for the advancement of expenses and contribution in the event of joint liability.

In particular, the indemnification agreements provide contractual indemnification for the indemnitee that is meant to supplement the indemnification provided by our organizational documents. The indemnification agreements provide that we will indemnify and hold harmless each indemnitee, to the fullest extent permitted by law, against any and all expenses and losses, and any local or foreign stamp duties or taxes imposed as a result of the actual or deemed receipt of any payments under the indemnity agreement, that are paid or incurred by the indemnitee in connection with such proceeding. We will indemnify and hold harmless any indemnitee for all expenses paid or incurred by indemnitee in connection with each successfully resolved claim, issue or matter on which indemnitee was successful. The indemnification agreements further provide that we will not provide indemnification for any proceeding initiated or brought voluntarily by the indemnitee against us or our directors, officers or employees, or for any accounting of profits made from the purchase and sale by the indemnitee of our securities.

The indemnification agreements also provide that we will advance, to the fullest extent permitted by law, to the indemnitee any and all expenses paid or incurred by indemnitee in connection with any proceeding (whether prior to or after its final disposition), provided that the indemnitee is otherwise entitled to indemnification under the indemnification agreement.

The agreements do not permit indemnification for acts or omissions for which indemnification is not permitted under Delaware law.

Audit Committee

The Audit Committee met 10 times during fiscal 2007. The purpose of the Audit Committee is to assist the Board of Directors in overseeing the accounting and financial reporting processes and the audits of our financial statements. The Audit Committee’s primary duties and responsibilities are to:

•	monitor the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	appoint, approve and monitor the independence, services, performance and compensation of our independent auditors and internal audit services;

•	provide an avenue of communication among the independent auditors, our disclosure committee, management, employees, the internal audit function and the Board of Directors;

•	review and approve, as appropriate, related party transactions for potential conflict of interest situations;

•	prepare the Audit Committee report that the rules of the Securities and Exchange Commission (“SEC”) require to be included in our annual proxy statement; and

•	monitor and approve the scope of our internal audit plan and work program and coordinate our internal and external audits.

In August 2006, the Board of Directors determined that all of the members of the Audit Committee are independent within the meaning of SEC regulations, the listing standards of The Nasdaq Global Market and our Corporate Governance Guidelines. The Board of Directors has determined that Mr. Ressner, the chair of the Audit Committee, is qualified as an audit committee financial expert within the meaning of Commission rules, and that he has financial sophistication within the meaning of the listing standards of The Nasdaq Global Market.

The report of the Audit Committee is included herein under the heading “Report of the Audit Committee.” The charter of the Audit Committee is available on our website listed above.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met 7 times during fiscal 2007. The primary purpose of the Nominating and Corporate Governance Committee is to assist the Board of Directors in identifying qualified individuals to serve as directors on the Board of Directors. To that end, the Nominating and Corporate Governance Committee has the following duties, among others:

•	establish criteria for selecting new directors, identify individuals qualified to become members of the Board of Directors members based on these criteria and recommend to the Board of Directors for its consideration such individuals as nominees to the Board of Directors;

•	oversee evaluations of the Board of Directors, individual members of the Board of Directors and the committees of the Board of Directors; and

•	develop, evaluate and make recommendations to the Board of Directors with respect to our corporate governance policies and procedures and Code of Ethics and Business Conduct.

In August 2006, the Board of Directors determined that all of the members of the Nominating and Corporate Governance Committee are independent within the meaning of SEC rules, the listing standards of The Nasdaq Global Market and our Corporate Governance Guidelines.

The Committee has set forth in its charter, qualities it seeks in individuals to be nominated to the Board. These qualities include a high degree of leadership experience in business or administrative activities, breadth of knowledge about issues affecting us and the ability and willingness to contribute special competencies to Board activities. These, and other individual attributes, including personal integrity and loyalty to Exide and concern for its success and welfare, are more fully described in the Committee’s charter which is available on the Investor Relations page of our website at http://www.ir.exide.com/committee.cfm.

Compensation Committee

The Compensation Committee met 11 times during fiscal 2007. The purpose of the Compensation Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to compensation. The Compensation Committee’s primary duties and responsibilities are to:

•	oversee the administration of our compensation plans, in particular our incentive compensation and equity-based plans;

•	develop and recommend to the Board of Directors total compensation for our Chief Executive Officer and determine compensation for all other executive officers, including oversight of the administration of our executive benefit plans; and

•	prepare the Compensation Discussion and Analysis and Compensation Committee report to be included in the annual proxy statement as required by the rules of the SEC.

In August 2006, the Board of Directors determined that all of the members of the Compensation Committee are independent within the meaning of SEC regulations, the listing standards of The Nasdaq Global Market and our Corporate Governance Guidelines.

Finance Committee

The Finance Committee did not conduct any meetings during fiscal 2007. The purpose of the Finance Committee is to assist the Board in reviewing and making recommendations to the Board regarding our senior debt financing facility and alternatives thereto, and regarding any other appropriate matters at the request of the Board on an ad-hoc basis.

Compensation Committee Interlocks and Insider Participation

During fiscal 2007, the Compensation Committee was comprised of Messrs. D’Appolonia, Ferguson and Reilly, none of whom is one of our current or former executive officers. There were no interlocking relationships between any of the Compensation Committee’s members and the Company’s executive officers during fiscal 2007.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent we specifically incorporate this Report by reference therein.

Purpose

The purpose, authority and responsibilities of the Audit Committee are specified in its charter, which is available on our website at http://ir.exide.com/committees.cfm. The composition of the Audit Committee and the function of the Audit Committee are described in further detail on page 12 of this proxy statement under the caption Audit Committee.

Independent Auditor Communications

The Committee discussed with the independent auditors matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including management judgments and accounting estimates, as well as whether there were any significant audit adjustments, any disagreements with management or any difficulties encountered in performing the audit. The Committee also discussed with PwC matters relating to its independence, which discussion included a review of the firm’s audit and non-audit fees, as the fees may be modified or supplemented from time to time. In connection with such discussions, the Committee received and reviewed the written disclosures and letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Internal Controls

During fiscal 2007, the Committee discussed with management the scope and progress of management’s evaluation of our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. The Committee also discussed with the independent auditors the status of its testing of internal controls over financial reporting and whether any deficiencies existed.

Review of Periodic Reports

The Committee reviewed and discussed with management and the independent auditors each of our quarterly and annual reports for fiscal 2007, including our audited financial statements, which review included a discussion regarding accounting principles, practices and judgments. The Committee also reviewed and discussed with management the earnings press releases accompanying such quarterly and annual reports.

Audited Financial Statements

As a result of its review of the audited financial statements, as well as its discussions with management and the independent auditors, the Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for fiscal 2007 for filing with the SEC.

Members of the Audit Committee

Michael P. Ressner, Chairman
Herbert F. Aspbury
Carroll R. Wetzel

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Overview

The Compensation Committee of the Board of Directors (the “Committee”) is required by its charter to consist of no fewer than three independent directors, which are annually recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors (the “Board”). The Board evaluates the Committee members’ independence in accordance with standards established by The NASDAQ Global Market. The Committee is presently comprised of three directors: Michael R. D’Appolonia (Chair), David S. Ferguson and John P. Reilly (Chairman of the Board). Generally, the Committee meets at least quarterly. During fiscal 2007, the Committee met a total of 11 times.

Compensation Committee Activities

The Committee’s responsibilities include reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer (“CEO”) and, based on this evaluation, recommending the CEO’s compensation to the Board. The Committee is also responsible for approving the compensation for all other executive officers and certain other key employees, overseeing the administration of our compensation and benefits plans, including our short-term cash incentive and long-term equity incentive compensation plans, and making recommendations to the Board regarding compensation for Board members.

The Committee delegates to the Benefits Administration Committee and the Benefits Investment Committee comprised of members of senior management, responsibilities related to administration and management of our various health and welfare plans for our U.S. employees. Additionally, the Committee delegates its responsibility to the Executive Vice President — Human Resources and Communications (“EVP-HR”) for administration of our 2004 Stock Incentive Plan, including responsibilities relating to creating foreign sub-plans to comply with foreign tax laws for non-U.S. participants, monitoring the un-issued options and restricted stock in the 2004 Plan and issuing award agreements.

The Committee’s responsibilities are enumerated in full detail in the Committee’s charter. The charter, originally adopted on May 12, 2004, was amended and approved by the Board on November 2, 2005. The charter was further amended on March 22, 2007, principally to address additional responsibilities related to completion of the Compensation Discussion and Analysis for each year’s proxy statement. A copy of the charter can be found under the Investor Relations page of our website: http://ir.exide.com/committee.cfm.

Role of Executive Officers in Compensation Decisions

Annually, the Company’s CEO, in consultation with the EVP-HR, makes recommendations to the Committee regarding adjustments to base salary for executive officers based on the CEO’s assessments of each executive officer and market data for similarly positioned executives. Materials supporting the recommendations, including market survey data, peer group analysis and salary history for the executive are provided to the Committee for its review and consideration in consultation with the Committee’s independent outside consultant. The CEO and EVP-HR attend the Committee’s meetings to present their recommendations regarding base salary adjustments. The Committee reviews with the CEO such recommendations and approves or alters the proposed base salary adjustments. The Committee also considers proposed annual short-term cash incentive and long-term equity incentive compensation based, in part, on recommendations from the Company’s CEO. The CEO is not present when the Committee reviews the CEO’s compensation.

Compensation Consultants

When analyzing various components of executive compensation, the Committee has elected to rely on an independent outside consultant’s expertise and advice regarding prevailing market conditions. On March 27, 2006, the Committee entered into a retention agreement with AON Consulting (“AON”) to serve as the Committee’s compensation consultant. AON also assisted the Committee in 2005. The Committee annually reviews the retention of its independent outside consultant.

Upon request of the Committee, AON provides data regarding metrics for the Committee’s review of the CEO’s base salary, short-term cash incentive compensation and long-term equity incentive compensation. AON frequently coordinates with the Company’s EVP-HR regarding compensation packages for proposed new executive officers, as well as providing metrics for evaluating and scaling long-term incentive compensation. AON, through its international affiliations, also provides the Company recommendations concerning market data for the Company’s European executive officers. Pursuant to the terms of the consulting agreement, AON reports directly to the Committee and acts at the Committee’s request.

The fees for the Compensation Committee’s consultant are paid directly by the Company pursuant to the Committee’s charter.

Philosophy Regarding Executive Compensation

The Committee’s primary objective is to design and implement an executive compensation program that attracts, motivates and retains a strong leadership team, and that rewards executives based upon achievement of the Company’s financial objectives and long-term shareholder value. A core strategy of the executive compensation program is to link compensation to the Company’s overall performance, the performance of its various divisions and the performance of individual executives.

The elements of executive officer compensation described below, are based, in part, on an external competitive market analysis that uses a variety of sources, including AON, Watson Wyatt, and Mercer compensation data, as well as Company objectives. The Committee also considers the executive officer’s scope of responsibility and relative position in the corporate structure.

AON provides annual compensation benchmarking for executives using general market data, as well as peer group data. The criteria for the selection of the peer group include industry, size (based on top line revenue and number of employees), and financial performance metrics. The peer group participants for fiscal 2007 are listed below:

Autoliv Inc. (NYSE:ALV)
Borg Warner Inc. (NYSE:BWA)
C&D Technologies Inc. (NYSE:CHP)
Dana Corporation (OTC:DCNAQ.PK)
Dura Automotive Systems (OTC:DRRAQ.PK)
Energizer Holdings Inc. (NYSE:ENR)
Enersys (NYSE:ENS)
Gentek Inc. (NASDAQ:GETI)
Hayes Lemmerz International Inc. (NASDAQ:HAYZ)
LKQ Corporation (NASDAQ:LKQX)
Modine Manufacturing Company (NYSE:MOD)
Spectrum Brands Inc. (NYSE:SPC)
Standard Motor Products (NYSE:SMP)
Superior Industries International, Inc. (NYSE:SUP)
Tenneco Automotive Inc. (NYSE:TEN)
Transport Technologies Industries Inc.
TRW Automotive Holdings Corporation (NYSE:TRW)
United Industrial Corporation (NYSE:UIC)

The Committee periodically reviews and evaluates, with its consultant, the appropriateness of the companies comprising the peer group.

Compensation Policies

The Committee does not currently endorse a policy regarding stock ownership or stock retention for executive officers. However, the Committee designs total compensation to include equity-based awards that promote employee retention and align the compensation of executive officers with long-term shareholder value through the accumulation of stock. The Committee will continue to evaluate the appropriateness of stock ownership guidelines for its executive officers as well as for the Board.

The Committee’s determination of the amount and relative weight of equity awards as part of total compensation is based, in part, on the philosophy that equity awards available for management should not exceed 10% to 15% of total shares outstanding. Consequently, the Committee may vary the type and amount of long-term compensation to preserve this ratio and avoid equity award rates that would prematurely exhaust the 2004 Plan’s reserve of stock and options available for future awards.

Elements of Compensation

  Base Salary

The Committee adheres to the principal that base salary should represent a key component of an executive officer’s total compensation. In order to hire and retain highly qualified candidates, the Committee generally sets base salaries for its executive officers above the prevailing median of similarly situated executives. Consequently, base salaries for executive officers are generally established between the 50th and 75th percentile of current market rates.

The Committee establishes, and subsequently modifies, each executive officer’s base salary based on several factors, including individual performance, current market conditions, years of experience, industry specific experience, national and local salaries for comparable positions (internally and externally) and level of responsibility. Each year, the Committee, based, in part, on review with its independent outside consultant and the CEO’s recommendation, reviews the base salaries for the Company’s executive officers other than the CEO. In conjunction with evaluations submitted by Board members, the Committee reviews the base salary for the CEO, and makes recommendations to the Board regarding any proposed change to the CEO’s salary.

During fiscal 2007, as a result of the Company’s operational performance and constrained liquidity, only a limited number of the named executive officers received annual increases in their base salary. These increases were generally due to a change in position or responsibility or a material misalignment with competitive market data. An individual adjustment was made for Mitchell S. Bregman, President—Industrial Energy North America, whose base salary was increased from $288,000 to $320,000, effective April 1, 2006.

On March 22, 2007, the Committee reviewed Mr. Ulsh’s base salary. Based on a review of market data and peer group analysis, as well as the Board’s assessment of Mr. Ulsh’s performance, the Committee recommended to the Board, and the Board approved, an increase in Mr. Ulsh’s base salary from $800,000 to $900,000. The Committee also reviewed and increased the base salary for Edward J. O’Leary, President—Transportation Americas, from $325,000 to $375,000. Both salary increases took effect May 1, 2007. Additionally, the base salary for Francis M. Corby, Jr., the Company’s Executive Vice President and Chief Financial Officer, was increased from $400,000 to $450,000, effective March 1, 2007, pursuant to the terms of his employment agreement.

  Short-Term Cash Incentive Compensation

The Committee believes that cash incentive payments based on the achievement of division and corporate goals are an important component of overall executive cash compensation. For the executive officers, the Committee generally establishes annual target cash incentive awards at 50% of base salary. For the CEO, Mr. Ulsh’s employment agreement establishes a target cash incentive award at 100% of base salary. Mr. Corby’s target cash incentive award was increased from 50% to 100% of base salary for fiscal 2008 pursuant to the terms of his employment agreement. The targets are established annually as part of the review of total cash compensation. Additionally, the Committee may, from time to time, approve lump sum payments to new employees upon their retention or to existing employees upon assumption of additional responsibilities.

On June 28, 2006, the Committee recommended and the Board approved a fiscal 2007 short-term incentive plan (the “2007 EP Plan” or “EP Plan”). The 2007 EP Plan provides cash awards that are based on economic profit (“EP”). EP is defined as earnings before interest, taxes, depreciation and annual amortization (“Adjusted EBITDA”) less cash taxes and a capital charge of 2% per month on capital employed (defined as the sum of trade accounts receivable, inventory and fixed assets less trade accounts payable to generate such Adjusted EBITDA). The budgeted EP for fiscal 2007 includes target and stretch goals for Adjusted EBITDA and working capital reductions.

For fiscal 2007, executive officers began accruing award credit once a certain threshold level above the fiscal 2006 EP was reached and would receive 50% of their target award upon achievement of this threshold. Executives could earn an award of 100% of the individual executive’s targeted cash incentive award if the Company achieved an EP level at the midpoint between actual fiscal 2006 EP and stretch fiscal 2007 EP

(“Target EP”) and an award of 200% of his or her target cash incentive award level if the Company achieved the stretch fiscal 2007 EP. Payments above target were uncapped.

For each of the executive officers serving as division presidents, EP awards were weighted 75% based on their division’s EP performance and 25% for consolidated corporate EP performance. For the other executive officers, awards were weighted 100% on consolidated EP results.

Payments under the Company’s fiscal 2007 EP plan did not occur until June 22, 2007, after the audit of the Company’s financial statements was complete. Payouts to the Company’s named executive officers, as well as target and stretch 2007 EP levels, are as follows:

Named Executive Officer	Threshold(1)	Target(1)	Stretch(1)	Actual(1)

Gordon A. Ulsh	50%	100%	200%	158.8%
Francis M. Corby, Jr.	25%	50%	100%	79.4%
Mitchell S. Bregman	25%	50%	100%	100.1%
E.J. O’Leary	25%	50%	100%	100.1%
Phillip A. Damaska	15%	30%	60%	47.6%

(1)	Percentage of individual named executive officer’s base salary

As the Company opted to forego merit increases for fiscal 2007 for its executive officers and U.S. salaried employees, the Company’s 2007 EP Plan provided an additional award equal to 3% of a participant’s base salary upon the achievement of EP at the midpoint between the actual fiscal 2006 EP and the stretch fiscal 2007 EP, as described above. This award increased up to 6% of each individual’s base salary if the stretch fiscal 2007 EP was achieved. Payment was received on or about June 22, 2007, after completion of the audit of the Company’s financial statements. The Company’s named executive officers all opted to forego this additional payment, principally in light of the payment that could be earned by the division’s performance under the EP Plan.

On March 21, 2007, the Committee approved the award formula for the fiscal 2008 EP Plan, and on March 22, 2007, the Board adopted the same formula for the CEO. Eligible division employees will begin earning award credit once his or her division reaches the threshold of 80% of actual fiscal 2007 EP. For fiscal 2008, eligible employees can earn an award of 100% of an individual’s targeted cash incentive award level if the division and the Company achieve an EP level at a specified level above the average of the actual and target fiscal 2007 EP levels. If any division’s results fall below the minimum threshold of 80% of the division’s actual fiscal 2007 EP, any payment to such division’s employees will be limited to the corporate portion of the EP Plan, assuming the consolidated corporate results reach 80% of actual fiscal 2007 EP. Any payments above target are uncapped. Payments earned under the EP Plan will be made only after the completion of the fiscal 2008 audit report.

Due to the sensitive nature of the Company’s Adjusted EBITDA results to its shareholders and various lender groups, the Company believes that disclosure of the specific targets for fiscal 2008 would cause undue harm to the Company. Payments at target and threshold levels under the fiscal 2008 EP Plan are as follows:

Named Executive Officer	Threshold (1)(2)	Target (2)

Gordon A. Ulsh	80%	100%
Francis M. Corby, Jr.	80%	100%
Mitchell S. Bregman	40%	50%
E.J. O’Leary	40%	50%
Phillip A. Damaska	24%	30%

(1) Assumes both division and consolidated corporate results are at 80% of actual fiscal 2007 EP.

(2)	Percentage of individual named executive officer’s base salary.

  Long-Term Equity Incentive Compensation

Upon emergence from Chapter 11 bankruptcy protection in 2004, the Company sought and received approval from its shareholders for the creation of the 2004 Stock Incentive Plan (the “2004 Plan” or the “Plan”). As originally designed, the 2004 Plan permits the award of options, restricted stock and performance unit awards, the latter being payable in cash or stock. In December 2006, the Board amended the 2004 Plan to provide for the award of restricted stock units. The 2004 Plan is administered by the Committee. Individuals eligible for the 2004 Plan include directors, certain consultants and employees.

The Committee believes that long-term incentive compensation issued under the 2004 Plan should be a significant element of total compensation for the Company’s executive officers and other members of senior management. Long-term incentive compensation is designed to align management’s performance with long-term shareholder value, principally through the issuance of equity securities. Long-term incentive awards have generally been established at 125% of base salary for the Company’s executive officers and 250% of base salary for the Chief Executive Officer, subject to annual review by the Committee. For fiscal 2008, Mr. Ulsh’s long-term incentive compensation award was set at 300% of base salary. The equity compensation levels are based, in part, on recommendations from the Company’s independent outside consultant and comparative market data and conditions.

The relative weighting of equity and cash within the long-term incentive plan is based on several factors, including the number of remaining shares (options, restricted stock and restricted stock units) available for grant under the 2004 Plan and the anticipated vesting rate for previous grants. The Committee has included a cash component in the annual long-term incentive compensation grants when, in light of the prevailing price of the Company’s common stock on The NASDAQ Global Market, issuance solely of equity would disproportionately reduce the number of remaining options, restricted stock and restricted stock units available for grant under the 2004 Plan.

Initial awards under the 2004 Plan were issued in October 2004, contingent upon shareholder approval of the 2004 Plan, which occurred at the Company’s 2005 Annual Meeting. The awards provided an allocation of 75% options and 25% restricted stock. The allocation was recommended by the Committee’s independent outside consultant in consultation with the EVP-HR, after reviewing anticipated award vesting rates and the Committee’s desire to weight various forms of equity compensation to best accomplish the goals of employee retention and alignment of senior management’s objectives with long-term shareholder return.

For fiscal 2006, the Committee, after review with its independent outside consultant, determined that an allocation of 25% options, 15% restricted shares and 60% performance unit cash awards would appropriately balance the goals of maximizing long-term shareholder value, compensating executive officers and preserving sufficient shares in the 2004 Plan for future grants without the need for shareholder approval. As with the prior awards, the fiscal 2006 awards were approved by the Committee and Board during the Company’s third fiscal quarter.

In fiscal 2007, in connection with the Company’s request that shareholders approve an equity rights offering and private placement of approximately 35 million shares of the Company’s common stock, shareholders approved an amendment to the 2004 Plan that provided an additional four million shares of restricted stock and stock options. Despite the impact of the common stock’s price on the size of stock option and restricted stock awards necessary to provide award recipients with appropriate long-term compensation value, the larger pool of shares available for awards permitted the Committee to increase options awarded to all plan participants to 50% of total awards, with restricted stock and performance unit cash awards at 25% each.

While the Committee’s first three awards under the 2004 Plan were issued between September and November, the Committee believes that issuing awards near the April 1st start of the Company’s fiscal year will allow the Committee to concurrently assess annual base compensation adjustments, cash incentive targets and annual equity awards. Consequently, the Committee approved grants under the 2004 Plan for fiscal 2008 to executive officers and other plan participants on March 21, 2007.

For the fiscal 2008 grants, the Committee reviewed the amount of shares remaining in the 2004 Plan and determined that performance unit cash awards were not required. Accordingly, awards were equally weighted between stock options and restricted stock units. The Committee determined that restricted stock units would be issued in lieu of restricted stock in order to provide participants with the deferral of any ordinary income tax until full vesting of all such units. The restricted stock units will vest ratably over a five-year period, but stock certificates will not be issued until the end of the full vesting period.

  Options

The Committee views the granting of stock options as an integral element of any equity-based award. Under the Company’s 2004 Plan, options vest over a three-year period and must be exercised within ten years of the grant date. An option’s value increases or decreases in connection with the fluctuations in price of the Company’s common stock. Consequently, the Committee views such awards as aligning executives’ interests with long-term shareholder return.

The number of options granted is based, in part, on the theoretical value of the options. The Committee uses the Black-Scholes Valuation Model (“BSVM”), a common form of fair value model. The BSVM is a complex calculation designed to provide the theoretical value of an option at the date of grant. The BSVM calculates a probability distribution of future stock prices at a future exercise date by using an expected return equal to the risk-free rate of return. The return varies with the volatility of the security calculated as of the date of grant. Probability-weighted future payouts are then discounted back to present day dollars based on a risk-free rate of return. The parameters used in valuations include:

• Volatility:         The tendency of the underlying option’s market price to fluctuate either up or down.

•	Risk Free Rate: The theoretical rate of return attributed to an investment with zero risk.

• Term:	The expected life of a stock option held by a Company employee before exercise or cancellation.

• Grant Price:      Market value of stock price on day stock option was granted.

The Committee does not set the exercise price of stock options as of the date the award is granted. Rather, as a result of the Company’s obligation to comply with the terms of its Warrant Agreement, dated May 5, 2004, the Committee determined that the award of options for the first 3,125,000 shares under the 2004 Plan must be issued with an exercise price based on the ten-day trailing average closing price of the Company’s common stock prior to the date of grant. The actual exercise price for options can therefore be greater than, equal to or less than the stock price on the date of grant. For each of the Company’s October 13, 2004 and November 29, 2005 grants, the exercise price was greater than the closing price of the Company’s stock on the date of grant. The exercise price for options granted on September 21, 2006 and March 22, 2007 was lower than the closing price on the grant date.

  Restricted Stock

The Committee includes shares of restricted stock as a component of annual long-term equity awards. The Committee has traditionally determined that the issuance of restricted stock should represent a smaller percentage of the overall equity award than options. The Committee believes restricted stock is a useful tool for employee retention and established a five-year vesting schedule for such awards. The Committee has traditionally used a ten-day trailing average closing price of the Company’s common stock in establishing the number of shares of restricted stock awarded to participants.

  Restricted Stock Units

In December 2006, the Company’s Board approved amendments to the 2004 Plan, permitting it to award restricted stock units (RSUs). The RSUs allow participants to defer the recognition of ordinary income associated with long-term equity incentive awards until all RSUs have fully vested. For fiscal 2008, the Committee awarded RSUs to plan participants. The awards vest ratably over a five-year period, but shares of common stock will not be delivered to the employees until the end of the full vesting period. If the recipient’s employment with the Company terminates prior to the end of the five-year period, the employee will receive stock certificates for any vested RSUs.

  Performance Unit Awards

Performance unit awards provide executives officers with the opportunity to receive cash compensation upon the satisfaction of specific financial objectives established by the Committee for a specified performance period.

The Committee believes long-term incentive compensation awards, when possible, should be limited to the issuance of equity. However, in fiscal 2006, the Committee evaluated the number of shares remaining in the Company’s 2004 Plan, and concluded that a sufficient number of shares would likely not be available for future equity awards unless cash awards were a significant component of that year’s long-term incentive compensation grants. Accordingly, the Committee determined that a performance award payable in cash would be necessary, and that such award would comprise 60% of the fiscal 2006 long-term incentive compensation award.

For the fiscal 2006 grants, the Committee established specific performance goals based on Adjusted EBITDA and return on assets (“ROA”) associated with the performance unit awards. Payment of the awards is contingent on the achievement of targets for the three-year period ending March 31, 2008. None of the performance unit cash awards will vest until completion of the fiscal year ended March 31, 2008. The Committee established a target award and performance level, a threshold performance level for which 40% of the target award would be paid, a stretch performance level for which 150% of the award would be paid and a maximum performance level for which 200% of the target award level would be paid.

The Committee’s independent outside consultant evaluated the required Adjusted EBITDA and ROA targets and advised the Committee on the expected relationship of EBITDA growth during the performance period to anticipated appreciation in market capitalization and resulting increase in shareholder value.

Additionally, the Committee’s independent outside consultant evaluated the proposed performance target and award payouts against the 22 peer companies listed below, and provided advice to the Committee with respect to both the recommended awards and targeted goals.

Autoliv Inc. (NYSE:ALV)
Borg Warner Inc. (NYSE:BWA)
C&D Technologies Inc. (NYSE:CHP)
Dana Corporation (OTC:DCNAQ.PK)
Dura Automotive Systems (OTC:DRRAQ.PK)
Energizer Holdings Inc. (NYSE:ENR)
Energy Conversion Devices, Inc. (NYSE:ENER)
Enersys (NYSE:ENS)
Gentek Inc. (NASDAQ:GETI)
Gentex Corporation (NASDAQ:GNTX)
Hayes Lemmerz International Inc. (NASDAQ:HAYZ)
LKQ Corporation (NASDAQ:LKQX)
Metaldyne Corporation
Modine Manufacturing Company (NYSE:MOD)
Spectrum Brands Inc. (NYSE:SPC)
Standard Motor Products (NYSE:SMP)
Superior Industries International, Inc. (NYSE:SUP)
Tenneco Automotive Inc. (NYSE:TEN)
Transport Technologies Industries Inc.
TRW Automotive Holdings Corporation (NYSE:TRW)
United Components Inc.
United Industrial Corporation (NYSE:UIC)

The Company’s 2004 Plan limits any performance unit award to $2,000,000. Consequently, Mr. Ulsh’s award, if earned, will be capped at $2,000,000, even though achievement of the maximum level of Adjusted

EBITDA and ROA targets would otherwise result in Mr. Ulsh receiving a payment of $2,400,000. The threshold target and maximum payouts for the fiscal 2007 awards are as follows:

Named Executive Officer	Threshold(1)	Target(1)	Maximum(1)

Gordon A. Ulsh	60%	150%	250%
Francis M. Corby, Jr.(2)	—	—	—
Mitchell S. Bregman	30%	67%	133%
Edward J. O’Leary	30%	67%	133%
Phillip A. Damaska	18%	45%	90%

(1)	Percentage of individual named executive officer’s base salary

(2)	Mr. Corby generally does not participate in the Company’s long-term equity compensation plan. Mr. Corby received equity compensation under the terms of his two-year employment agreement, but is eligible for additional awards in the Board’s discretion.

In fiscal 2007, the Committee reduced the cash component to 25% of the total long-term incentive award. The Committee established Adjusted EBITDA and ROA targets for the three-year period ending on March 31, 2009, which, if met, are expected to generate significant shareholder returns in relation to the performance unit cash payments. The targets were established by an extrapolation of the fiscal 2006 targets, as recommended by management. The threshold, target and maximum payouts for the fiscal 2007 awards are as follows:

Named Executive Officer	Threshold(1)	Target(1)	Maximum(1)

Gordon A. Ulsh	25%	62.5%	125%
Francis M. Corby, Jr.(2)	—	—	—
Mitchell S. Bregman	12.5%	31%	62.5%
Edward J. O’Leary	12.5%	31%	62.5%
Phillip A. Damaska	7.5%	18.75%	37.5%

(1)	Percentage of individual named executive officer’s base salary

(2)	Mr. Corby generally does not participate in the Company’s long-term equity compensation plan. Mr. Corby received equity compensation under the terms of his two-year employment agreement, but is eligible for additional awards in the Board’s discretion.

Due to the sensitive nature of the Company’s Adjusted EBITDA results to its shareholders and various lender groups, the Company believes that disclosure of the specific Adjusted EBITDA and ROA targets would cause undue harm to the Company.

In light of the number of remaining restricted stock and stock options available for distribution under the 2004 Plan, the Committee did not include performance unit cash awards as a component of its fiscal 2008 long-term incentive grant.

  Personal Benefits and Perquisites

The Company’s named executive officers are provided with disability insurance and life insurance equal to a certain percentage of base salary consistent with the Company sponsored program provided to other covered employees. Effective January 1, 2007, the amount of life insurance was raised from 100% of an employee’s base salary to 150% of an employee’s base salary.

Executive officers are also provided with health insurance, the cost of which is substantially assumed by the Company, consistent with the Company sponsored program provided to other covered employees and their families. Employee contributions for individual and family coverage are set annually by the Benefits Administration Committee. Medical evacuation insurance is provided for the Company’s executive officers, as well as to other senior level employees with significant international travel. This benefit is extended to the spouse of an executive officer if the executive is on a long-term assignment living outside his or her home country.

Executive officers receive a monthly automobile allowance between $750 and $1,000.

Pursuant to his employment agreement, Mr. Ulsh is reimbursed for the initiation fee and monthly dues for membership in a country club that enables Mr. Ulsh to entertain clients and conduct business development activities. Mr. O’Leary also receives reimbursement for his monthly country club dues.

Post-Termination Compensation

  401(k) Plan

The Company maintains an employee funded 401(k) plan under which the Company matches up to 50% of the employee’s contributions up to the first 6% of such employee’s base salary, subject to maximum contribution levels established by the Internal Revenue Service.

  Cash Balance and Pension Plans

The Company also maintains a Cash Balance Plan, under which the Company contributed to the Plan 5% of each U.S. employees’ annual base salary. An employee’s Cash Balance Plan vests equally over five years. The Company’s contributions to the Cash Balance Plan were frozen as of May 15, 2006. The Committee will continue to evaluate the Cash Balance Plan based on future competitive market conditions for employee compensation.

Additionally, Mr. Bregman participated in a pension plan with GNB Industrial, which merged with the Company in 2000. This plan is managed by the Company but was frozen as of December 31, 2000.

  Employment Agreements and Severance Arrangements

The Committee recommends to the Board any retention and severance agreement for the Company’s CEO and approves such agreements for other named executive officers. The Company currently has formal employment agreements only with the Company’s CEO and Chief Financial Officer (“CFO”) that establish, among other compensation, the terms of any severance arrangements. The Committee has not authorized employment agreements with any other of the named executive officers, but may authorize severance agreements with other executives upon their departure from the Company. While the Company seeks to obtain non-compete and non-solicitation agreements when negotiating these severance agreements, such matters are left to the discretion of management in negotiating the individual terms of a separation agreement.

  Gordon A. Ulsh Employment Agreement

Mr. Ulsh’s employment agreement provided for grants of stock options and restricted stock under the Company’s 2004 Plan. Currently, all unvested options and restricted stock would be forfeited upon termination of employment. At the time of the commencement of Mr. Ulsh’s employment with the Company, he received replacement equity awards consisting of 80,000 options and 100,000 shares of restricted stock, which vest equally over three years. Upon termination due to death, disability, termination by the Company without cause or termination by Mr. Ulsh with good reason, as defined below, all unvested replacement awards vest immediately.

Mr. Ulsh’s employment agreement also provides compensation upon various termination events in exchange for a general release of claims. Upon resignation for good reason or termination by the Company without cause, Mr. Ulsh would receive earned but unpaid salary and unused vacation, as well as any earned but unpaid short-term cash incentive award from the fiscal year prior to the fiscal year in which termination occurs, a pro-rated portion of the current fiscal year’s short-term cash incentive award based on the number of days employed during such fiscal year at the time the cash incentive award is customarily paid, a lump sum payment equal to 200% of the sum of annual base salary and target cash incentive award, reimbursement of reasonable business expenses incurred up to the date of termination, COBRA premiums until the earlier of

18 months following termination or the time at which Mr. Ulsh is no longer eligible for such COBRA benefits. Additionally, any reduction in base salary, short-term cash incentive award or benefits that qualify as good reason is not used in calculating the compensation due to Mr. Ulsh.

In the event Mr. Ulsh’s employment is terminated for cause or he resigns without good reason, Mr. Ulsh’s severance is limited to earned but unpaid salary and unused vacation, earned but unpaid short-term cash incentive award from the fiscal year prior to the fiscal year in which termination occurs and unreimbursed reasonable business expenses. If Mr. Ulsh’s termination is the result of permanent disability or death, he or his estate receives all of the foregoing payments, as well as any short-term cash incentive award earned pro rata through the date of termination.

Mr. Ulsh’s agreement also includes a confidentiality agreement, as well as provisions governing non-compete and non-solicitation of employees, clients and customers for two years following the date of termination.

Pursuant to Mr. Ulsh’s employment agreement, “good reason” is defined as: (i) a material adverse change in the executive’s title, role, or responsibilities, which shall include his failure to be elected as a member of the Board, (ii) a reduction in base salary or other fixed compensation or failure to pay or provide such compensation within 30 days when due, (iii) a requirement that the executive report to anyone other than the Board, or (iv) a material adverse change in any pension, medical, health, savings, life insurance, or accident or disability plan, except for changes affecting all senior executives.

Francis M. Corby, Jr. Employment Agreement

Pursuant to Mr. Corby’s employment agreement, any options immediately vest and all restrictions on share grants would lapse if Mr. Corby is terminated without cause or if he resigns for good reason. Alternatively, Mr. Corby would forfeit all options and restricted shares if he is terminated for cause or resigns for any reason other than good reason.

Mr. Corby’s employment agreement also provides various levels of compensation upon different termination events in exchange for a general release of claims. If he resigns for good reason or if he is terminated by the Company without cause, Mr. Corby would receive earned but unpaid salary and unused vacation, any earned but unpaid short-term cash incentive award from the fiscal year prior to the fiscal year in which termination occurs, a short-term cash incentive award at the target level for the fiscal year in which he is terminated, a lump sum payment of the remaining salary through the end of the employment period (March 31, 2008), reimbursement of reasonable business expenses incurred up to the date of termination and COBRA premiums until March 31, 2008. Additionally, any reduction in base salary, short-term cash incentive award or benefits that qualifies as “good reason” is not used in calculating the compensation due to Mr. Corby.

In the event Mr. Corby’s employment is terminated for cause or he resigns without good reason, Mr. Corby’s severance is limited to earned but unpaid salary and unused vacation, as well as any earned but unpaid short-term cash incentive award from the fiscal year prior to the fiscal year in which termination occurs and unreimbursed reasonable business expenses. If Mr. Corby’s termination is the result of permanent disability or death, he or his estate would receive the foregoing payments and any short-term cash incentive award earned pro rata through the date of termination, respectively.

Pursuant to Mr. Corby’s employment agreement, “good reason” is defined as: (i) a material adverse change in the executive’s title, role, or responsibilities, (ii) a reduction in the then applicable base salary or other fixed compensation or failure to pay or provide compensation, bonus or benefits provided in this agreement within 30 days of when due, (iii) a requirement that the executive report to anyone other than the CEO, or (iv) a material adverse change in any pension, medical, health, savings, life insurance, or accident or disability plan, except for changes affecting all senior executives.

Neil Bright Severance Agreement

In October 2006, the Company entered into a severance agreement with Neil Bright, the Company’s former President — Industrial Energy Europe and Rest of World. Pursuant to the terms of the agreement,

Mr. Bright received a lump sum payment of twelve months’ base salary and automobile allowance, accrued but unpaid vacation for the year, a prorated portion of the annual short-term cash incentive award and an additional lump sum payment. Subject to the approval of the United Kingdom pension trustees, the Company agreed to make an additional payment to Mr. Bright’s U.K. pension in an amount equivalent to the Company’s contributions from October 2006 through October 2007, continuation of private health and life insurance for a period of 12 months, reimbursement of certain legal services incurred in connection with the negotiation of the agreement and reimbursement of certain outplacement services.

Other Severance Arrangement

Additionally, the Company’s other named executive officers are provided severance in an amount equal to twelve months salary paid over a twelve month period and, with respect to Mr. Damaska, severance equal to six months salary over a six-month period with the ability to provide an additional six months salary that would be mitigated if Mr. Damaska obtains employment during that six-month period.

Incentive Plans

The Company’s executive officers, as well as all other employees who receive grants of options and restricted stock under the Company’s 2004 Stock Incentive Plan are provided with protections in the event of a change in control of the Company. Pursuant to the various award agreements provided to employees, all unvested options and restricted shares will fully vest if, in connection with or within twelve months following the consummation of a “change in control,” an employee is involuntarily terminated by the successor company or business. Additionally, regardless of whether executive officers are terminated upon a change in control, any performance cash award will be paid at the achievement level at the time of the change in control prorated by the portion of the performance period in which the executive worked.

Pursuant to the Company’s 2004 Stock Incentive Plan, a “change in control” is defined as follows:

(I) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in paragraph (III)(B) below;

(II) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than directors whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by the affirmative vote of a majority of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended (“Continuing Directors”);

(III) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation in which (A) the Company’s shareholders receive or retain voting common stock in the Company or the surviving or resulting corporation in such transaction on the same pro rata basis as their relative percentage ownership of Company common stock immediately preceding such transaction and a majority of the entire Board of the Company are or continue to be Continuing Directors following such transaction, or (B) the Company’s shareholders receive voting common stock in the corporation which becomes the public parent of the Company or its successor in such transaction on the same pro rata basis as their relative percentage ownership of Company common stock immediately preceding such transaction and a majority of the entire Board of such parent corporation are Continuing Directors immediately following such transaction;

(IV) the sale of any one or more Company subsidiaries, businesses or assets not in the ordinary course of business and pursuant to a shareholder approved plan for the complete liquidation or dissolution of the Company; or

(V) there is consummated any sale of assets, businesses or subsidiaries of the Company which, at the time of the consummation of the sale, (x) together represent 50% or more of the total book value of the Company’s assets on a consolidated basis or (y) generated 50% or more of the Company’s pre-tax income on a consolidated basis in either of the two fully completed fiscal years of the Company immediately preceding the year in which the Change in Control occurs; provided, however, that, in either case, any such sale shall not constitute a Change in Control if such sale constitutes a Rule 13e-3 transaction and at least 60% of the combined voting power of the voting securities of the purchasing entity are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Committee generally designs components of executive compensation to ensure full deductibility. The Committee believes, however, that shareholder interests are best served by not restricting the Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the Committee has from time to time approved elements of compensation for certain officers that are not fully deductible, and may do so in the future in appropriate circumstances.

Beginning on April 1, 2006, the Company began accounting for stock-based compensation, including awards made under the 2004 Plan, in accordance with Statement of Financial Accounting Standards No. 123R “Share Based Payment” (“FAS 123R”).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in these proxy materials.

Members of the Compensation Committee

Michael R. D’Appolonia (Chair)
David S. Ferguson
John P. Reilly

FISCAL 2007 SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

Gordon A. Ulsh,	2007	$800,000	$375,000	$310,337	$492,105	$1,270,400	$11,479	$25,525	$3,284,846
President and Chief Executive Officer
Francis M. Corby, Jr.,	2007	$404,167	$16,667	$82,947	$90,969	$357,300	$11,167	$67,105	$1,030,321
Executive Vice President and Chief Financial Officer
Mitchell S. Bregman,	2007	$320,000	—	$22,995	$69,835	$324,320	$8,987	$20,200	$766,337
President — Industrial Energy Americas
Edward J. O’Leary,	2007	$325,000	—	$35,564	$60,234	$328,088	$6,993	$471,178	$1,227,057
President — Transportation Americas
Phillip A. Damaska,	2007	$280,000	$75,000	$13,943	$38,375	$133,392	$5,016	$309,107	$854,833
Senior Vice President and Corporate Controller
Neil S. Bright,	2007	$219,671	—	$1,318	$4,184	—	$11,217	$684,185	$920,575
Former President — Industrial Energy Europe and ROW

(1)	Effective March 1, 2007, Mr. Corby’s base salary was increased to $450,000. Effective May 1, 2007, Mr. Ulsh’s base salary was increased to $900,000, Mr. O’Leary’s base salary was increased to $375,000 and Mr. Damaska’s base salary was increased to $291,000. Mr. Bright’s base salary, which was paid in Pounds Sterling has been converted at the exchange rate in effect at March 31, 2007 of 1.9679 U.S. dollars to 1 Pound Sterling.

(2)	Pursuant to their employment agreements, Mr. Ulsh received a payment of $375,000 and Mr. Corby received a payment of $16,667 for fiscal 2006 that was paid in fiscal 2007. Additionally, Mr. Damaska received a lump sum payment of $75,000 in connection with his promotion to the position of Senior Vice President.

(3)	The amounts in this column reflect the compensation expense recognized in accordance with FAS 123R for fiscal 2007 financial statement reporting purposes related to stock awards. For our stock awards, compensation expense is based on fair value, which is calculated using the closing price of our common stock on the date of grant. For additional information, refer to Note 11 of the Company’s financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

(4)	The amounts in this column reflect the compensation expense recognized in accordance with FAS 123R for fiscal 2007 financial statement reporting purposes related to stock option awards. For our stock options compensation, expense is based on fair value, which is calculated using a BSVM. For additional information, refer to Note 11 of the Company’s financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

(5)	The amounts in this column reflect payments under our EP Plan for fiscal 2007, which were not paid until June 22, 2007, after the completion of the audit of the Company’s financial statements for the year ended March 31, 2007. Performance unit cash awards granted under the 2004 Plan on November 29, 2005 and September 21, 2006 will only be paid upon achievement of performance targets at March 31, 2008 and 2009, respectively, and are not reflected in this column.

(6)	The Company’s pension plans are valued at December 31 of each year. Consequently, the change in pension value in this column is calculated as of December 31, 2006.

(7)	See the “All Other Compensation” table herein for additional information.

FISCAL 2007 ALL OTHER COMPENSATION TABLE

The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

						Company
						Contributions to	Severance
				Tax	Insurance	Retirement and	Payments /
		Automobile	Executive	Reimbursements	Premiums	401(k) Plans	Accruals
Name	Club Dues	Reimbursement	Relocation	($)(1)	($)	($)(2)	($)(3)	Total ($)

Gordon A. Ulsh	$6,525	$12,000		—	—	$7,000	—	$25,525
Francis M. Corby, Jr.	—	$11,400	$33,938	$13,808	—	$7,958	—	$67,105
Mitchell S. Bregman	—	$11,400	—	—	—	$8,800	—	$20,200
Edward J. O’Leary	$8,296	$11,400	$27,083	$415,767	—	$8,631	—	$471,178
Phillip A. Damaska	—	$9,000	$47,540	$241,780	—	$10,788	—	$309,107
Neil S. Bright	—	$13,323	—		$1,712	$26,360	$642,791	$684,185

(1)	Includes gross up and reimbursement for relocation tax.

(2)	Includes Company matching contributions to the 401(k) Plan, as well as contributions to our Cash Balance Plan. Future contributions to the Cash Balance Plan were frozen as of May 15, 2006.

(3)	Severance payments include $382,144 in lieu of 12 months’ salary and car allowance, $15,243 for accrued but unused vacation, $59,698 for a pro rata portion of the payment that would have been paid under the fiscal 2007 EP Plan, a lump sum additional payment of $156,803, $6,358 for attorney’s fees incurred in negotiation of the severance agreement and $22,544 for outplacement services.

FISCAL 2007 GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information regarding equity and non-equity awards granted to the named executive officers in fiscal 2007.

										All Other
									All Other	Option
									Stock Awards:	Awards:
									Number of	Number of	Exercise or	Closing	Grant Date
									Shares of	Securities	Base Price	Price on	Fair
									Stock or	Underlying	of Option	Grant	Value of Stock
			Estimated Future Payouts Under			Estimated Future Payouts Under			Units	Options	Awards	Date	and Option
			Non-Equity Incentive Plan Awards(3)			Equity Incentive Plan Awards			(#) (4)	(#) (5)	($ / Sh) (6)	($ / Sh)	Awards ($) (7)(8)
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date		($)	($)	($)	(#)	(#)	(#)

Gordon A. Ulsh	06/28/2006	(1)	$400,000	$800,000	—	—	—	—	—	—	—	—	—
	09/21/2006	(2)	$200,000	$500,000	$1,000,000				137,400	332,200	$3.64	$3.66	$1,377,494
	03/22/2007		—	—	—				158,751	191,939	$7.559	$8.84	$2,545,935
Francis M. Corby, Jr.	06/28/2006		$112,500	$225,000	—	—	—	—	—	—	—	—	—
Mitchell S. Bregman	06/28/2006	(1)	$80,000	$160,000	—	—	—	—	—	—	—	—	—
	09/21/2006	(2)	$40,000	$100,000	$200,000				27,500	66,400	$3.64	$3.66	$275,467
	03/22/2007		—	—	—				26,459	31,990	$7.559	$8.84	$424,327
Edward J. O’Leary	06/28/2006	(1)	$81,250	$162,500	—	—	—	—	—	—	—	—	—
	09/21/2006	(2)	$40,625	$101,563	$203,125				27,900	67,500	$3.64	$3.66	$279,827
	03/22/2007		—	—	—				26,872	32,490	$7.559	$8.84	$430,952
Phillip A. Damaska	06/28/2006	(1)	$42,000	$84,000	—	—	—	—	—	—	—	—	—
	09/21/2006	(2)	$21,000	$52,500	$105,000				14,400	34,900	$3.64	$3.66	$144,588
	03/22/2007		—	—	—				13,891	16,795	$7.559	$8.84	$222,771
Neil S. Bright	06/28/2006	(1)	$87,326	$174,651	—	—	—	—	—	—	—	—	—
	09/21/2006	(2)	$43,663	$109,157	$218,314				30,000	72,500	$3.64	$3.66	$300,677

(1)	Awards granted under the 2007 EP Plan.

(2)	Performance unit cash awards under the 2004 Plan payable after March 31, 2009.

(3)	The columns illustrate the potential value of payments under the fiscal 2007 EP Plan approved by the Board on June 28, 2006, as well as the value of potential payments under the performance unit cash awards issued on September 21, 2006. Payments for the EP Plan are calculated based on the assumption that threshold and target goals are satisfied, but no maximum payment is provided, as awards are uncapped. Additionally, awards are based upon consolidated corporate results and, with regard to Messrs. Bregman and O’Leary, their respective division’s performance. Performance unit cash awards are calculated based on the assumption that threshold, target or maximum goals are satisfied for the metrics established at the time of grant. Additionally, payments are based on performance for the three-year period ending March 31, 2009. For additional information regarding the performance unit cash awards and the EP Plan, refer to pp.17-18 and 21-22, respectively, of the Company’s CD&A above.

(4)	This column shows the number of restricted shares and restricted stock units granted in fiscal 2007 to the named executive officers. The restricted shares and restricted stock units vest equally over a five-year period beginning September 21, 2007 and March 22, 2t008, respectively.

(5)	This column shows the number of options granted in fiscal 2007 to the named executive officers. The stock options vest equally over a three-year period beginning September 21, 2007 and March 22, 2008, respectively.

(6)	As noted on p. 20 of the CD&A, the Committee does not set the exercise price of stock options as of the date the award is granted. This column represents the exercise price based on the average closing price of our common stock for the ten trading days preceding the September 21, 2006 and March 22, 2007 grant dates, respectively.

(7)	This column shows the full grant date fair value of restricted stock, restricted stock units and stock options under FAS 123R granted to each of the named executive officers in fiscal year 2007. For restricted stock and restricted stock units, fair value is based on the closing price of our common stock on September 21, 2006 and March 22, 2007, respectively. For stock options, fair value is calculated using a BSVM on the grant date of September 21, 2006 and March 22, 2007. For additional valuation assumptions, see p. 20 of the CD&A and Note 11 of our financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007. These amounts reflect only our compensation expense calculated in accordance with FAS 123R, and do not necessarily correspond to the actual values that will be recognized by the named executive officers. Mr. Bright resigned effective October 20, 2006 and the shares and options granted on September 21, 2006 were forfeited thereafter.

(8)	For the March 22, 2007 grants, the BSVM included the following parameters:

•	weekly volatility of 77.3%,

•	a risk-free rate of return of 4.63%

•	10 year term

•	dividend yield of 0%

FISCAL 2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

This table provides information on the current holding of stock options, restricted stock and restricted stock units for the named executive officers.

	Option Awards						Stock Awards
				Equity
				Incentive					Market
		Number of	Number of	Plan Awards:				Number of	Value of
		Securities	Securities	Number of				Shares or	Shares or
		Underlying	Underlying	Securities				Units of	Units of
		Unexercised	Unexercised	Underlying	Option			Stock That	Stock That
	Option	Options	Options	Unexercised	Exercise	Option	Stock	Have Not	Have Not
	Grant	(#) (2)	(#) (2)	Unearned	Price	Expiration	Grant	Vested	Vested
Name	Date	Exercisable	Unexercisable	Options (#)	($) (1)	Date	Date	(#) (2)	($) (3)

Gordon A. Ulsh	04/02/2005	76,667	153,360	—	$13.22	08/29/15	04/02/2005	24,000	$208,800
							04/02/2005	66,666	$579,994
	11/29/2005	66,309	132,683	—	$4.46	11/28/15	11/29/2005	80,372	$699,236
	09/21/2006	—	332,200	—	$3.64	09/21/16	09/21/2006	137,400	$1,195,380
	03/22/2007	—	191,939	—	$7.559	03/22/17	03/22/2007	158,751	$1,381,134
Francis M. Corby, Jr.	03/01/2006	—	61,013	—	$3.89	03/01/16		38,590	$335,733
Mitchell S. Bregman	10/13/2004	13,333	6,667	—	$15.82	08/29/15	10/13/2004	1,800	$15,660
	11/29/2005	10,040	20,089	—	$4.46	11/28/15	11/29/2005	9,687	$84,277
	09/21/2006	—	66,400	—	$3.64	09/21/16	09/21/2006	27,500	$239,250
	03/22/2007	—	31,990	—	$7.559	03/22/17	03/22/2007	26,459	$230,193
Edward J. O’Leary	06/06/2005	10,000	20,000	—	$4.88	08/29/15	06/06/2005	8,202	$71,357
				—			06/06/2005	4,000	$34,800
	11/29/2005	10,000	1,190	—	$4.46	11/28/15	11/29/2005	6,569	$57,150
	09/21/2006	595	67,500	—	$3.64	09/21/16	09/21/2006	27,900	$242,730
	03/22/2007	—	32,490	—	$7.559	03/22/17	03/22/2007	26,872	$233,786
Phillip A. Damaska	01/31/2005		4,000	—	$13.41	08/29/15	01/31/2005	1,800	$15,660
	11/29/2005	8,000	10,666	—	$4.46	11/28/15	11/29/2005	5,146	$44,770
	09/21/2006	5,334	34,900	—	$3.64	09/21/16	09/21/2006	14,400	$125,280
	03/22/2007	—	16,795	—	$7.559	03/22/17	03/22/2007	13,891	$120,852
Neil S. Bright	10/13/2004	8,333	4,167	—	$15.82	08/29/15	10/13/2004	1,800	$15,660
	11/29/2005	—	36,529	—	$4.46	11/28/15	11/29/2005	14,685	$127,760
	09/21/2006	—	72,500	—	$3.64	09/21/16	09/21/2006	30,000	$261,000

(1)	As noted on p. 20 of the CD&A, the Committee does not set the exercise price of stock options as of the date the award is granted. This column represents the exercise price as based on the average closing price of our common stock for the ten days preceding the grant date.

(2)	Mr. Ulsh received two grants of restricted stock in connection with the commencement of his employment on April 2, 2005. The grant of 100,000 shares vests equally over three years. Mr. O’Leary received two grants of restricted shares in connection with the commencement of his employment on June 6, 2005. The grant of 12,000 shares vests equally over three years. All other grants of restricted stock vest 20% each year for five years from the date of grant. All grants of stock options vest equally each year for three years from the date of grant. Pursuant to the terms of his Stock Option Award Agreements, Mr. Bright forfeited all unvested/unexercised options upon his separation from the Company on October 20, 2006.

(3)	The market value of unvested restricted stock is based on the $8.70 closing price of our stock on The NASDAQ Global Market on March 31, 2007. Mr. Bright forfeited unvested option awards upon his separation from the Company effective October 20, 2006, but values of unvested shares have been calculated at March 31, 2007.

FISCAL 2007 OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information for the named executive officers, on (1) stock option exercises during fiscal 2007, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards and the value realized,. No stock options were exercised by our named executive officers in fiscal 2007.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)(3)

Gordon A. Ulsh	—	—	59,427	$207,351
Francis M. Corby, Jr.	—	—	—	—
Mitchell S. Bregman(1)	—	—	3,021	$13,762
Edward J. O’Leary(2)	—	—	6,743	$31,842
Phillip A. Damaska	—	—	1,887	$10,429
Neil S. Bright	—	—	600	$2,238

(1)	Mr. Bregman forfeited 890 of the shares listed above to pay withholding tax obligations related to the vested shares.

(2)	Mr. O’Leary forfeited 2,413 of the shares listed above to pay withholding tax obligations related to the vested shares.

(3)	Values based on the closing price of our common stock on the respective vesting dates.

FISCAL 2007 PENSION BENEFITS TABLE

The table below sets forth information on the pension benefits for the named executive officers

		Number	Present
		of Years	Value of	Actual	Payments
		Credited	Accumulated	Cash Balance	During Last
		Service	Benefit	Account	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)	($)

Gordon A. Ulsh	Cash Balance	2.00	$21,983	$22,746	—
Francis M. Corby, Jr.	Cash Balance	1.00	$11,167	$11,359	—
Mitchell S. Bregman(2)	GNB	21.67	$248,930	—	—
	Cash Balance	6.00	$58,224	$63,954	—
Edward J. O’Leary	Cash Balance	2.00	$14,328	$16,146	—
Phillip A. Damaska	Cash Balance	2.00	$14,601	$16,316	—
Neil S. Bright(3)	CMP Batteries Pension	15.50	$1,070,931	—	$22,216

(1)	Benefits are valued as of December 31, 2006, the standard measurement date we use for such plans.

(2)	Mr. Bregman participated in a pension plan with GNB Industrial, which merged with the Company in 2000. This plan is managed by the Company but was frozen as of December 31, 2000.

(3)	Mr. Bright’s pension valuation, which is calculated in Pounds Sterling, is converted at the exchange rate in effect at March 31, 2007 of 1.9679 U.S. dollars to 1 Pound Sterling.

FISCAL 2007 DIRECTOR COMPENSATION TABLE

Directors who are employees receive no additional compensation for serving on the board or its committees. In fiscal 2007, we provided the following annual compensation to directors who are not employees:

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)	($)

John P. Reilly, Chairman	$145,000	$16,709	$24,533	0	$186,242
Herbert F. Aspbury	$44,000	$10,668	$16,472	0	$71,140
Michael R. D’Appolonia	$81,500	$16,709	$24,533	0	$122,742
Mark C. Demetree(4)	$25,000	$6,041	$8,061	0	$39,102
David S. Ferguson	$93,000	$16,709	$24,533	0	$134,242
Paul W. Jennings	$29,000	$10,668	$16,472	0	$56,140
Joseph V. Lash(5)	0	0	0	0	0
Phillip M. Martineau(4)	$40,000	$6,041	$8,061		$54,102
Michael R. Ressner	$84,000	$16,709	$24,533	0	$125,242
Carroll R. Wetzel	$101,500	$16,709	$24,533	0	$142,742

(1)	This column represents the amount of cash compensation received by the non-management directors for meeting fees, annual retainer, Chairman retainer and Committee Chair retainers.

(2)	The amounts in this column reflect the compensation expense recognized in accordance with FAS 123R for fiscal 2007 financial statement reporting purposes related to stock awards. For our stock awards, compensation expense is based on fair value, which is calculated using the closing price of our common stock on the date of grant. For additional information, refer to Note 11 of the Company’s financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

(3)	The amounts in this column reflect the compensation expense recognized in accordance with FAS 123R for fiscal 2007 financial statement reporting purposes related to stock option awards. For our stock options, compensation expense is based on fair value, which is calculated using a BSVM. For additional information, refer to Note 11 of the Company’s financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

(4)	Messrs. Demetree and Martineau did not seek re-election at the Company’s August 22, 2006 Annual Meeting of Shareholders. Based on the provisions in the restricted stock and stock option award agreements, vesting of both matters were accelerated to August 22, 2006.

(5)	Mr. Lash has opted to forego payment of cash fees and equity compensation for his service on the Board.

Each non-employee director receives an annual retainer of $40,000 payable prospectively in quarterly cash installments. Additionally, the Chairman of the Board of Directors receives an annual retainer of $50,000 payable prospectively in quarterly installments. Effective for the fiscal quarter beginning October 1, 2006, the Chairman’s annual retainer was increased to $90,000. The Chairman of the Audit Committee receives an additional annual retainer of $15,000. The annual retainer for the Chairmen of the Compensation Committee was increased from $10,000 to $15,000 effective with the fiscal quarter beginning October 1, 2006. The Chairman of the Finance Committee receives an annual retainer of $10,000. Effective with the fiscal quarter beginning October 1, 2006, the retainer paid to the Chairman of the Nominating and Corporate Governance Committee was increased from $3,000 to $10,000. Each member of our Board of Directors also receives $2,000 for each board or committee meeting attended in person and $1,000 for each board or committee meeting attended telephonically.

On August 22, 2006, the Board approved a change in the annual equity grants provided to our directors. Each non-employee director will continue to receive an annual grant of restricted shares equal to $20,000, but will now receive stock options with a value of $40,000. The value of both awards is based on the average closing price of our stock over the ten trading days prior to the date of grant. These options and restricted shares have a one-year vesting period. On September 21, 2006 each of the directors was awarded options to purchase 13,290 shares of common stock at $3.64 per share and 5,494 restricted shares.

Directors who are also employees of our company receive no additional compensation for service as a director. Additionally, we do not provide retirement benefits to non-employee directors under any current program.

FISCAL 2007 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

				Termination
		Termination	Termination	w/o Cause within
		w/o Cause or by	w/ Cause or	12 months after a
		employee for	by employee	Change in
Name	Benefit	Good Reason	w/o Good Reason	Control	Death	Disability

Gordon A. Ulsh	Base salary (1)	$1,600,000		$1,600,000	—	—
	Bonus/EP (2)	$1,600,000	$800,000	$1,600,000	$800,000	$800,000
	Stock Options (3)	—		$2,462,226	$281,150	$281,150
	Restricted shares/RSU (4)	$579,994		$4,064,544
	Performance Unit Cash Award (5)	—		$785,714	$785,714	$785,714
	Tax Gross-Up (6)			$2,538,730

(1)	Values based on Mr. Ulsh’s base salary in effect as of March 31, 2007. Also assumes there would be no change in the terms of Mr. Ulsh’s employment agreement after a change in control. In addition to the amount listed above, Mr. Ulsh would also receive earned but unpaid salary and earned but unpaid vacation through the date of termination under any circumstance, including death or disability.

(2)	Mr. Ulsh is entitled to receive any earned but unpaid bonus for the prior fiscal year regardless of the nature of the termination, including death or disability. For purposes of this table, payment of the fiscal 2007 EP is assumed at target (100% of base salary). Additionally, Mr. Ulsh would be entitled to a pro rata portion of any bonus paid in the succeeding fiscal year based on the service during the fiscal year in which employment ceases.

(3)	Values shown were determined by multiplying the number of “in the money” options that would vest upon termination by the difference between the exercise price and the closing price of our common stock on March 30, 2007. Excludes valuation of shares otherwise exerciseable at March 31, 2007.

(4)	Values based on the number of shares that would vest upon termination multiplied by the closing price of our common stock on March 30, 2007.

(5)	Value is based on a termination at March 31, 2007 and target level reached for performance unit cash awards.

(6)	Calculations based on the assumed excise tax under Section 280G of the Internal Revenue Code for the change in control payment at March 31, 2007. This calculation does not incorporate any requirements of Internal Revenue Service Code §409A.

		Termination				Termination w/o
		w/o Cause or by	Termination			Cause within
		employee for	with Cause or			12 months after a
Name	Benefit	Good Reason	w/o Good Reason	Death	Disability	Change in Control

Francis M. Corby, Jr.	Base Salary (1)	$450,000	—	—	—	$450,000
	Bonus/EP (2)	$825,000	$225,000	$225,000	$225,000	$825,000
	Stock Options (3)	$293,473	—	—	—	$293,473
	Restricted Shares (4)	$335,733	—	—	—	$335,733

(1)	Assumes there would be no change in the terms of Mr. Corby’s employment agreement after a change in control. For a termination by the employer without cause or by Mr. Corby with good reason, Mr. Corby would receive a lump sum payment equal to the salary and earned but unpaid vacation that would have been earned for the remainder of the employment period. Mr. Corby would also receive earned but unpaid salary through the date of termination under any other termination event, including death or disability.

(2)	For a termination by the Company without cause or by Mr. Corby with good reason, Mr. Corby is entitled to receive any earned but unpaid bonus for the prior fiscal year. For purposes of this table, payment is assumed at target (50% of base salary) for fiscal 2007. Mr. Corby would be entitled to the target bonus for the fiscal year in which employment ceases (100% of base salary). Additionally, Mr. Corby would be entitled to $150,000 at March 31, 2008. Under any other termination event, including death or disability, Mr. Corby is entitled to receive any earned but unpaid bonus for the prior fiscal year, which is assumed at the target award level (50% of base salary).

(3)	Values shown were determined by multiplying the number of options that would vest upon termination by the difference between the exercise price and the closing price of our common stock on March 30, 2007.

(4)	Values based on the number of shares that would vest upon termination multiplied by the closing price of our common stock on March 30, 2007.

						Termination w/o
						Cause within
		Termination	Voluntary			12 months after a
Name	Benefit	w/o Cause(1)	Termination(2)	Death	Disability	Change in Control

Mitchell S. Bregman	Base salary (1)	$320,000	—	—	—	$320,000
	Stock Options (3)	—	—	—	—	$457,615
	Restricted Shares/RSU (4)	—	—	—	—	$569,380
	Performance Unit Cash Award (5)	—	—	$143,429	$143,429	$143,429
Edward J. O’Leary	Base salary (1)	$325,000	—	—	—	$325,000
	Stock Options (3)	—	—	—	—	$460,067
	Restricted Share/RSU (4)	—	—	—	—	$639,824
	Performance Unit Cash Award (5)	—	—	$159,598	$159,598	$159,598
Phillip A. Damaska	Base salary (1)(2)	$280,000	$140,000	—	—	$280,000
	Stock Options (3)	—	—	—	—	$240,981
	Restricted Shares/RSU (4)	—	—	—	—	$306,562
	Performance Unit Cash Award (5)	—	—	$76,071	$76,071	$76,071

(1)	Messrs. Bregman and O’Leary would receive one year of unmitigated severance upon termination by the Company. Mr. Damaska would receive six months unmitigated, and be eligible for up to an additional six months’ mitigated severance. Also assumes there would be no change in severance policy after a change in control.

(2)	Mr. Damaska will receive six months’ mitigated severance if he is not named Chief Financial Officer by June 30, 2008 and provides notice of voluntarily termination within 30 days thereafter.

(3)	Values shown were determined by multiplying the number of “in the money” options that would vest upon termination by the difference between the exercise price and the closing price of our stock on March 30, 2007. Excludes valuation of shares otherwise exerciseable at March 31, 2007.

(4)	Values based on the number of shares not vested at March 31, 2007 multiplied by the closing price of our common stock on March 30, 2007.

(5)	Value is based on a termination at March 31, 2007 and target level reached for performance unit cash awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of June 30, 2007, concerning:

•	each person whom we know beneficially owns more than five percent of our common stock;

•	each of our directors and nominees for the Board of Directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner is c/o Exide Technologies, 13000 Deerfield Parkway, Building 200, Alpharetta, GA 30004.

We determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on information furnished to our company, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 61,210,421 shares of common stock outstanding at June 28, 2007. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we included outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of June 28, 2007. We did not deem these shares outstanding, however, for purposes of computing the percentage ownership of any other person.

The information provided in the table below is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Number of Shares	Percent
Name of Beneficial Owner	Beneficially Owned	of Class

5% Shareholders
Jeffrey L. Gendell(1)	17,183,870	28.1%
C/o Tontine Capital Management, L.L.C. 55 Railroad Avenue, 1st Floor Greenwich, CT 06830
Legg Mason(2)	8,452,431	13.8%
100 Light Street Baltimore, MD 21202		*
Directors and Executive Officers(3)
Herbert F. Aspbury	5,494
Michael R. D’Appolonia	23,124
David S. Ferguson	18,664	*
Paul W. Jennings	7,494	*
Joseph V. Lash	0	*
John P. Reilly	23,124	*
Michael P. Ressner	18,579	*
Gordon A. Ulsh(4)	835,381	1.3%
Carroll R. Wetzel	18,664	*
Francis M. Corby, Jr.	92,182	*
Mitchell S. Bregman	67,371	*
Phillip A. Damaska	53,454	*
Edward J. O’Leary	81,596	*
All Directors and executive officers as a group (16 persons)	1,427,732	2.3%

*	Represents less than 1% of the outstanding common stock.

(1)	The information reflects the Schedule 13D filed jointly by Jeffrey L. Gendell (“Mr. Gendell”) and the entities described below. Mr. Gendell is the managing member of Tontine Capital Management, L.L.C. (“TCM”), a Delaware limited liability company, the general partner of Tontine Capital Partners, L.P., a Delaware limited partnership (“TCP”). Mr. Gendell is the managing member of Tontine Management, L.L.C. (“TM”), a Delaware limited liability company, the general partner of Tontine Partners, L.P., a Delaware limited partnership (“TP”). Mr. Gendell is also the managing member of Tontine Overseas Associates, L.L.C., a Delaware limited liability company (“TOA”), the investment advisor to Tontine Overseas Fund, Ltd., a Cayman Islands corporation (“TOF”) and certain separately managed accounts. Mr. Gendell is also the managing member of Tontine Capital Overseas GP, L.L.C., a Delaware limited liability company (“TCO”), the general partner of Tontine Capital Overseas Master Fund, L.P., a Cayman Islands limited partnership (“TMF”). Mr. Gendell indirectly owns 17,183,870 shares of common stock which is made up of the following: TCP directly owns 8,002,971 shares of common stock; TP directly owns 5,798,717 shares of common stock; TMF directly owns 900,000 shares of common stock; TOF beneficially owns 2,389,305 shares of common stock; and certain separately managed accounts own 92,877 shares of common stock. All of the foregoing shares of common stock may be deemed to be beneficially owned by Mr. Gendell. Mr. Gendell disclaims beneficial ownership of such shares of common stock for purposes of Section 16(a) of the Securities Exchange Act of 1934, as amended, or otherwise, except as to securities representing Mr. Gendell’s pro rata interest in, and interest in the profits of, TCP, TP, TM, TOA, TMF and TOF.

(2)	The information reflects the Schedule 13G filed by LMM LLC and Legg Mason Opportunity Trust, a portfolio of Legg Mason Investment Trust, Inc.

(3)	Includes shares of our common stock that may be acquired by exercise of stock options within 60 days of June 28, 2007 as follows: Messrs. D’Appolonia, Reilly and Ressner, 7,785 shares each; Messrs. Ferguson and Wetzel, 5,673 shares each; Mr. Ulsh, 219,642 shares; Mr. Bregman, 23,373 shares; Mr. Damaska, 13,334 shares; Mr. O’Leary, 20,595 shares; and all directors and executive officers as a group, 348,990 shares.

(4)	Includes 257,057 shares transferred to the Gordon A. Ulsh and Laurie J. Ulsh, J/R/L/T/A, dated June 21, 1996, as amended, of which Mr. Ulsh and his spouse are trustees. Mr. Ulsh continues to report beneficial ownership of shares of the issuer held for the account of the trust but disclaims beneficial ownership (except to the extent of the pecuniary interest of Mr. Ulsh and his spouse) in the trust.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. Based upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors, executive officers and 10% shareholders complied during fiscal 2007 with the reporting requirements of Section 16(a), with the exception of the following: Mitchell S. Bregman filed a Form 4 indicating the surrender of shares to pay applicable taxes on vested restricted shares on October 13 and November 29, 2006. The form was filed on December 5, 2006, 49 and 2 days late, respectively. Edward J. O’Leary filed a Form 4 indicating the surrender of shares to pay applicable taxes on vested restricted shares on June 6 and November 29, 2006. The form was filed on December 5, 2006, 180 and 2 days late, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to our Corporate Governance Guidelines, as well as the Related party Transaction policy adopted by the Board on March 22, 2007, the Audit Committee is responsible for review of “related person transactions” between the Company and related persons, including directors, executive officers, director nominees, 5% stockholder of the company since the beginning of the last fiscal year, as well as the immediate family members of each of the foregoing individuals. These related person transactions apply to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest.

We annually solicit information from our directors and executive officers in order to monitor potential conflicts of interest. A nominee for director is also requested to provide us the foregoing information. The Audit Committee considers whether any proposed related party transaction is on terms and conditions that are reasonable under the circumstances and in the best interest of shareholders.

On June 28, 2006, we entered into a Standby Purchase Agreement (the “Standby Agreement”) with Tontine Capital Partners, L.P. (“Tontine”), Arklow Capital, LLC (“Arklow”) and Legg Mason Investment Trust, Inc. (“Legg Mason”). Tontine and Arklow, or their affiliates, were owners of our common stock on June 28, 2006 and Legg Mason is currently an owner of our common stock. As of June 28, 2007, Tontine beneficially owned approximately 28.1% of our outstanding common stock, Legg Mason beneficially owned approximately 13.8% of our common stock and Arklow beneficially owned approximately 3.7% of our outstanding common stock (including warrants owned by Arklow). Under the Standby Agreement, Tontine, Legg Mason and Arklow agreed to certain standby commitments with regards to our $75.0 million rights offering to holders of our common stock (the “Rights Offering”). The subscription price in the Rights Offering was $3.50 per share, which was equal to 80% of the average closing price per share of our common stock for the 30-day-trading period ending July 6, 2006. Under the Standby Agreement, Tontine and Legg Mason also agreed to purchase additional shares of our common stock for $3.50 per share. The Rights Offering and sale of additional shares to Tontine and Legg Mason closed on September 18, 2006 and resulted in the sale of 14,758,483, 8,452,431 and 1,574,641 shares of our common stock to Tontine, Legg Mason and Arklow, respectively, for $3.50 per share.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2008 ANNUAL MEETING

You may submit proposals, including director nominations, for consideration at future shareholder meetings.

Shareholder Proposals.  For a shareholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, our Corporate Secretary must receive the written proposal at our principal executive offices no later than March 11, 2008. Such proposals must also comply with SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Exide Technologies
13000 Deerfield Parkway
Building 200
Alpharetta, Georgia 30004
Attn: Corporate Secretary
Fax: (678) 566-9229

For a shareholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 of the Securities Exchange Act of 1934, the shareholder must (1) deliver a proxy statement and form of proxy to holders of a sufficient number of shares of our common stock to approve the proposal, (2) provide the information required by our Bylaws and (3) give timely notice to our Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Corporate Secretary:

•	not earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the 2007 annual meeting of shareholders, or April 24, 2008; and

•	not later than the close of business on the ninetieth day prior to the first anniversary of the 2007 annual meeting of shareholders, or May 24, 2008.

However, if the 2008 annual meeting of shareholders is moved more than 30 days before or more than 70 days after August 22, 2008, then notice must be delivered by the shareholder not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by our company.

Nomination of Director Candidates.  You may propose director candidates for consideration by the Board of Directors’ Nominating and Corporate Governance Committee. Any such recommendation should include the nominee’s name and qualification for Board of Directors membership and should be directed our Corporate Secretary at the address of our company’s principal executive offices set forth above.

In addition, our Bylaws permit shareholders to nominate directors for election at an annual meeting of shareholders. To nominate a director, the shareholder must provide the information required by our Bylaws. In addition, the shareholder must give timely notice to our Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above for shareholder proposals that are not intended to be included in our proxy statement.

Copy of Bylaw Provisions.  You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant provisions of our Bylaws regarding the requirements for making shareholder proposals and nominating director candidates.

The Board of Directors does not provide a process for stockholders to send other communications to the Board because it believes that the process available under applicable federal securities laws for stockholders to submit proposals for consideration at the annual meeting is adequate.

AVAILABILITY OF ANNUAL REPORT

You may obtain, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2007, including the financial statements and the financial statement schedules required to be filed with the SEC pursuant to Rule 13a-1 of the Exchange Act. You may also obtain copies of exhibits to the Form 10-K, but we will charge a reasonable fee to stockholders requesting such exhibits. You should direct your request in writing to us at our address set forth on the first page of this Proxy Statement, attention: Brad S. Kalter, Corporate Secretary.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials.  The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Our company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or our company that they or our company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Exide Technologies, 13000 Deerfield Parkway, Building 200, Alpharetta, Georgia 30004 or by calling Investor Relations at (678) 566-9000.

Proxy Solicitation Costs.  We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

EXIDE TECHNOLOGIES
PROXY
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AUGUST 22, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Brad S. Kalter and Barbara Hatcher, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Exide Technologies, a Delaware corporation (the “Company”), which the undersigned may be entitled to vote at the annual meeting of Shareholders of the Company to be held at the Hilton Garden Inn Atlanta North/Alpharetta at 4025 Windward Plaza Drive, Alpharetta, Georgia 30005, on Wednesday, August 22, 2007, beginning at 9:00 a.m. (local time) or at any adjournment or postponement thereof, as shown on the voting side of this card. This proxy will be voted as specified. If a choice is not specified, this proxy will be voted FOR the director nominees and FOR proposals 2 and 3 and in the discretion of the proxyholders on any other matter that properly comes before the meeting.
(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF
EXIDE TECHNOLOGIES
AUGUST 22, 2007

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL
     Please date, sign and mail your proxy card in the envelope provided as soon as possible.
TO VOTE BY TELEPHONE
     Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.
TO VOTE BY INTERNET
     Please access the web page at www.voteproxy.com and follow the on-screen instructions. Have your control number available when you access the web page.
     YOUR CONTROL NUMBER IS:

Please detach and mail in the envelope provided.
[X] Please mark votes as in this example.

		FOR all	WITHHOLD
		nominees	AUTHORITY
		(except as	to vote for all
		indicated)	nominees
1.	The election of the following nine persons as directors of the Company.	[ ]	[ ]

	Nominees: Herbert F. Aspbury	For all nominees listed hereon, except vote withheld for the following nominee(s):
Michael R. D’Appolonia
David S. Ferguson
Paul W. Jennings
Joseph V. Lash
Michael P. Ressner
John P. Reilly
Gordon A. Ulsh
Carroll R. Wetzel

		FOR	AGAINST	ABSTAIN

2.	Amendment to the Company’s Certificate of Incorporation to increase authorized shares of Common Stock.	[ ]	[ ]	[ ]
		FOR	AGAINST	ABSTAIN

3.	Ratify the appointment of the Company’s independent auditors for fiscal 2008.	[ ]	[ ]	[ ]
     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Signature	Signature if held jointly	Dated
     NOTE: This Proxy Card should be dated, signed by the shareholder exactly as the shareholder’s name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.